UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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HOMEBANC CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2006 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 25, 2006

To our Shareholders:

The 2006 Annual Meeting of Shareholders of HomeBanc Corp. will be held on Thursday, May 25, 2006, at 10:00 a.m. local time at our corporate headquarters located at 2002 Summit Boulevard, Atlanta, Georgia 30319. The purposes of the annual meeting are:

(1) to elect 10 directors;

(2) to approve amendments to the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan;

(3) to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006; and

(4) to transact any other business that properly comes before the annual meeting.

All shareholders of record at the close of business on April 5, 2006 are entitled to vote at the annual meeting and any postponements and adjournments of the annual meeting.

By Order of the Board of Directors,

Charles W. McGuire

Secretary

Atlanta, Georgia

April 20, 2006

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the annual meeting, you are urged to vote, date, sign and return the enclosed proxy in the enclosed postage paid envelope as soon as possible. If you attend the annual meeting, you may revoke the proxy and vote your shares in person.

i

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF SHAREHOLDERS

This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies to be voted at our 2006 annual meeting of shareholders, which, together with any adjournments or postponements, we refer to as our “annual meeting.” Our annual meeting will be held on Thursday, May 25, 2006, at 10:00 a.m. local time at our corporate headquarters located at 2002 Summit Boulevard, Atlanta, Georgia 30319. This proxy statement and proxy card are first being mailed to our shareholders on or about April 20, 2006.

MEETING & VOTING PROCEDURES

What is the purpose of the annual meeting?

At our annual meeting, our shareholders will act upon the matters outlined in the preceding notice of annual meeting which are further described in this proxy statement. In addition, our management will report on our performance and respond to any questions from our shareholders.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of HomeBanc Corp. common stock. This proxy statement describes matters on which we would like you to vote at our annual meeting. It also provides information to you regarding these matters so that you can make an informed decision.

What is a proxy?

It is your legal designation of another person — referred to as a “proxy” — to vote the shares of our common stock that you own. The written document providing notice of the annual meeting and describing the matters to be considered and voted upon also is called a “proxy” or a “proxy statement.” Our board of directors has designated three of our executive officers as proxies for the annual meeting. These executive officers are Patrick S. Flood, Kevin D. Race and Charles W. McGuire.

Who is soliciting my proxy?

Our board of directors, which we sometimes refer to as the “board,” is soliciting your proxy to vote your shares of our common stock at the annual meeting on the proposals described in this proxy statement.

Who is entitled to vote?

Holders of our common stock on the close of business on April 5, 2006, which we refer to as the “record date,” are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

How many votes is each share of common stock entitled?

Holders of our common stock as of the record date are entitled to one vote per share on each matter considered at the annual meeting.

How many shares are required to be present to hold and conduct business at the annual meeting?

Shares are counted as “present” at the annual meeting if the shareholder either votes those shares in person at the annual meeting or properly has submitted a proxy in accordance with this proxy statement.

As of the record date, 56,617,376 shares of our common stock were outstanding and are entitled to vote at the annual meeting. Shares representing a majority of our issued and outstanding common stock as of the record date must be present at the annual meeting either in person or by proxy in order to hold the annual meeting and conduct business. This minimum threshold is called a “quorum.” Properly marked abstentions from voting and broker non-votes will be counted for purposes of establishing a quorum at the annual meeting.

What is the difference between a shareholder of record and a shareholder who holds common stock in “street name?”

If your shares are registered in your name, you are a shareholder of record. If your shares are registered in the name of your broker or bank, your shares are held in “street name.”

How do I vote?

If you are a shareholder of record, you may:

•	vote by mail by simply marking your proxy card, dating and signing it, and returning it in the postage-paid envelope provided;

•	vote by telephone by calling the number on your proxy card and following the instructions and prompts;

•	vote via the Internet at www.computershare.com/expressvote; or

•	attend the annual meeting and vote in person.

If you vote by telephone or the Internet, you must submit your proxy by 1:00 a.m., Eastern time, on May 25, 2006.

If you hold your shares in street name through a bank or broker, please refer to your proxy card or the information forwarded to you by your bank or broker to determine the voting options that are available to you.

Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in street name, you must obtain a legal proxy from your bank or broker to be able to vote in person at the annual meeting.

How are my shares held in my HomeBanc 401(k) plan voted?

If you hold shares of our common stock through your account in the HomeBanc Mortgage Corporation 401(k) Retirement Plan, referred to as the “401(k) Plan,” you will receive a voting instruction form from the 401(k) Plan trustee. Votes submitted to the 401(k) Plan trustee must be received by 2:00 p.m., Eastern time, on May 23, 2006.

What if I want to change my vote after I return my proxy?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the annual meeting. You may do this by:

•	sending written notice of revocation to: HomeBanc Corp., Attn: Corporate Secretary, 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319;

•	submitting a subsequent proxy with a later date; or

•	voting in person at the annual meeting.

Attendance at the annual meeting will not by itself revoke a proxy.

On what items am I voting?

You are being asked to vote on the following three items:

•	to elect 10 directors;

•	to approve amendments to the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan (the “LTIP”); and

•	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006.

In addition, by delivering your proxy, the appointed proxies will be entitled to vote on your behalf with respect to any other items of business that properly come before the annual meeting. No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•	vote FOR the election of all 10 nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for all 10 nominees.

The vote of a plurality of the votes cast by the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of a director nominee as a director. In other words, the 10 director nominees receiving the most votes will be elected. Shares not voted, and properly executed proxies marked “withhold authority,” will result in a nominee receiving fewer votes but will not be treated as votes against the nominee.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, our board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. If the board designates a substitute nominee, shares represented by proxies voted for the nominee unable to stand for election will be voted for the substitute nominee.

How may I vote for the proposal to approve the amendments to the LTIP, and how many votes must the proposal receive to pass?

You may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

This proposal must receive the affirmative vote of a majority of the votes cast, provided that the total votes cast on the proposal represent a majority of our outstanding shares of common stock. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

How may I vote for the proposal to ratify the appointment of Ernst & Young LLP as HomeBanc Corp.’s independent registered public accounting firm for 2006, and how many votes must the proposal receive to pass?

You may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.

This proposal must receive the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will have no effect on this proposal.

How does the board recommend that I vote on all of the items of business presented for a vote at the annual meeting?

The board recommends a vote:

•	FOR all 10 nominees for director;

•	FOR the approval of the amendments to the LTIP; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006.

With respect to any other matters that are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, we do not know of any other matters to be presented for a vote at the annual meeting.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted in accordance with our board’s recommendations on each of the proposals described in this proxy statement.

Will my shares be voted if I do not sign and return my proxy card?

If you are a shareholder of record and you do not sign and return your proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for shareholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under New York Stock Exchange, or “NYSE,” rules to vote shares for which their customers do not provide voting instructions on “routine” matters. When a brokerage firm votes your shares on a routine matter without receiving voting instructions, these shares are counted both for purposes of establishing a quorum to conduct business at the annual meeting and in determining the number of shares voted on the routine matter. The election of directors and the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006 are routine matters, which means that a bank or broker holding your shares in “street name” may vote your shares on these matters in its discretion.

When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” Therefore, if you do not vote your proxy, your shares will not be voted on non-routine matters. If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered broker non-votes to the extent that the brokerage firm submits a proxy. Approval of the amendments to the LTIP is a non-routine matter. Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the annual meeting but will not count as votes cast for purposes of approving the amendments to the LTIP.

Who bears the cost of this proxy solicitation?

We will pay the costs of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or associates in person or by telephone, electronic transmission and facsimile transmission. We have hired MacKenzie Partners, Inc., or “MacKenzie Partners,” to distribute and solicit proxies. We will pay MacKenzie Partners a fee of $5,000, plus reasonable expenses, for these services.

PROPOSAL 1—ELECTION OF 10 DIRECTORS

Currently, our board consists of eight directors, six of whom are independent directors under requirements imposed by the Securities and Exchange Commission, or “SEC,” and the NYSE. Our board may by resolution change the number of directors on the board. On March 13, 2006, our board adopted a resolution to increase the number of directors comprising the board to 10 members effective as of the annual meeting.

There are 10 nominees for our board this year, and proxies can be voted for no more than 10 persons. Eight of the director nominees — Messrs. Flood, Race, Austin, Hamilton, Jobe, Manby and Spiegel and Ms. Phipps — are currently members of the board. Messrs. Patton and Witherow do not currently serve as directors. Each of the 10 director nominees has consented to serve as a director if elected at the annual meeting. Our directors are elected annually to serve until the next annual meeting and until their respective successors are elected. The board has nominated the individuals named below for election as directors at the annual meeting. There is no family relationship between any of the director nominees or any of our executive officers.

If, at any time prior to the annual meeting, any nominee for director should be unable to serve, or for good cause will not serve, as a director, then the shares represented by properly signed and returned proxy cards will be voted for the substitute nominee designated by the board or may be voted to reduce the number of directors comprising the board, as the board recommends. Each nominee has agreed to serve as a director if elected, and the board has no reason to believe that any substitute nominee or nominees will be required. Except as set forth above, the proxy solicited hereby cannot be voted for the election of a person to fill a directorship for which no nominee is named in this proxy statement.

Information Relating to Director Nominees and Our Executive Officers

The information below provides the names, ages, positions and information regarding the business experience and occupations of our director nominees and executive officers as of March 31, 2006. All of our directors are elected annually to serve one-year terms until their successors are elected and qualified.

Nominees for Director

Patrick S. Flood, 44, is our Chairman, Chief Executive Officer and a director and has served in those capacities since our incorporation in March 2004. Mr. Flood has also served in those capacities at HomeBanc Mortgage Corporation, our wholly-owned subsidiary (“HBMC”), since March 2000. Mr. Flood has been employed by HBMC and its predecessor organizations since 1985. In 1995, Mr. Flood became President of the HBMC division of First Tennessee Bank’s mortgage banking subsidiary. Mr. Flood has over 20 years of mortgage banking experience. His responsibilities include leading and supporting the executive operating committee, providing executive directives and core strategies and communicating operating plans and results to the board of directors. Mr. Flood received his bachelor’s degree in communications from Winthrop University in 1985.

Kevin D. Race, 45, is our President, Chief Operating Officer, Chief Financial Officer and a director and has served in those capacities since our incorporation in March 2004. Mr. Race joined HBMC as President and Chief Operating Officer in April 2002 and has served in those capacities since then. Mr. Race also became the Chief Financial Officer of HomeBanc Corp. effective September 1, 2004. Prior to joining HBMC, Mr. Race served as President and Chief Operating Officer of HomeSide Lending, Inc., a mortgage servicing company located in Jacksonville, Florida, from 1996 to September 2001. From 1989 to 1996, Mr. Race was President and Chief Financial Officer of Fleet Mortgage Group, another mortgage servicing company. Prior to serving as President and Chief Financial Officer of Fleet Mortgage Group, Mr. Race worked in the capital markets group of Fleet Mortgage’s parent company, Fleet Financial Group, where he was responsible for managing the mortgage-backed securities investment portfolio. In that capacity, Mr. Race also managed Fleet Financial’s non-conforming securitization transactions and served as a member of Fleet Financial Group’s asset liability committee. From 1985 to 1989, Mr. Race worked in the investment bank subsidiary of Citicorp in New York and was responsible for CMO/REMIC structuring, distribution and trading. Mr. Race received an economics and finance degree from

Trinity University in 1982. Mr. Race has been named as a defendant in a putative class action commenced in August 2003, In re National Australia Bank Securities Litigation, No. 03CV6537, which is pending in federal court in the Southern District of New York. The complaint alleges, among other things, that National Australia Bank, and its subsidiary, HomeSide Lending, their chief executive officers, Mr. Race and one other executive officer of HomeSide Lending violated the antifraud provisions of the federal securities laws relating to those companies’ valuation of mortgage servicing rights. All defendants have filed motions to dismiss the complaint, and these motions are pending.

Glenn T. Austin, Jr., 57, has been a director since our incorporation in March 2004. Mr. Austin retired from Fannie Mae in May 2003 after 21 years of service with that company. At Fannie Mae, Mr. Austin headed the Southeastern Regional Office as Senior Vice President. Before joining Fannie Mae, Mr. Austin was with PMI Mortgage Insurance Company as a Senior Vice President in charge of field operations. Mr. Austin presently is a member of the board of directors of Triad Guaranty, Inc., a provider of mortgage-related insurance products. Mr. Austin holds a B.B.A. degree in marketing from the University of Georgia.

Lawrence W. Hamilton, 48, has been a director since May 2005. Mr. Hamilton has been Senior Vice President, Human Resources, of Tech Data Corporation since 1996. He joined Tech Data in 1993 as Vice President, Human Resources. From 1985 until 1993, Mr. Hamilton held various management positions in human resources and administration with Bristol-Myers Squibb Company. Mr. Hamilton holds a bachelor’s degree in political science from Fisk University and a master’s degree in public administration from the University of Alabama. He is presently in the dissertation phase of the doctorate education (HRD) degree from The George Washington University.

Warren Y. Jobe, 65, has been a director since August 2004. Mr. Jobe served as Executive Vice President at Georgia Power Company and as Senior Vice President of corporate development at the Southern Company, holding those positions from 1998 to June 2001, when he retired. From 1982 to 1998, Mr. Jobe served as Executive Vice President and Chief Financial Officer at Georgia Power. In all, he worked for the Southern Company or one of its subsidiaries since 1971. Mr. Jobe presently is a member of the board of directors of WellPoint, Inc., a provider of health care benefits, and UniSource Energy Corporation, a holding company for gas and electric service providers. Mr. Jobe also serves as a member of the Board of Trustees of STI Classic Funds, a family of mutual funds. Mr. Jobe holds a bachelor’s degree in Business Administration from the University of North Carolina at Chapel Hill and is a graduate of the Advanced Management Program of the Harvard Business School. Mr. Jobe is a Certified Public Accountant in Georgia and North Carolina, and is a member of the Georgia Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Joel K. Manby, 46, has been a director since May 2005. Mr. Manby has been chief executive officer and president of Herschend Family Entertainment since 2001. Mr. Manby was chief executive officer of Greenlight.com from 2000 until 2001. From 1996 until 2000, Mr. Manby served as chief executive officer of Saab Cars, USA. Mr. Manby holds a bachelor’s degree in economics and management from Albion College and received his M.B.A. from Harvard Business School.

Robert C. Patton, 45, is a nominee for director. Mr. Patton has been president of Gartner Consulting, a division of Gartner, Inc., since April 2004. Prior to joining Gartner Consulting, Mr. Patton spent 13 years in senior management positions with Cap Gemini and its predecessor companies, most recently as chief executive officer of the government solutions division. Mr. Patton holds a B.B.A. in Accounting with honors from the University of Georgia and is a graduate of the executive leadership program at the Kellogg School of Management at Northwestern University. Mr. Patton is a Certified Public Accountant in Georgia.

Bonnie L. Phipps, 58, has been a director since May 2005. Ms. Phipps has been the chief executive officer of St. Agnes Healthcare System since December 2005. From September 2002 until December 2005, Ms. Phipps was the chief executive officer of Saint Joseph’s Health System. From March 1996 until August 2002, Ms. Phipps held various executive positions with Promina Health System, Inc., including serving as president and chief executive officer from 2001 until 2002. Ms. Phipps received her bachelor’s degree in business administration and a master’s degree in professional accountancy from Georgia State University. Ms. Phipps is a Certified Public Accountant in Georgia.

John W. Spiegel, 65, has been a director since September 2005. Mr. Spiegel served as executive vice president and chief financial officer of SunTrust Banks, Inc., a bank holding company, until August 2000, when he became vice chairman and chief financial officer. He retired from these positions in August 2004. He continued to serve as a non-executive vice chairman of SunTrust Banks Holding Company, a wholly-owned subsidiary of SunTrust Banks, Inc., through March 31, 2005. Mr. Spiegel is presently a director of Bentley Pharmaceuticals, Inc., a specialty pharmaceutical company; a member of the board of trustees of Colonial Properties Trust, a real estate investment trust; a director of S1 Corporation, a provider of integrated applications for financial institutions; and a director of Rock-Tenn Company, a leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard. Mr. Spiegel received a bachelor’s degree in economics and political science from Wabash College, an M.B.A. from Emory University and a doctoral A.B.D. from Nova Southeastern University.

James B. Witherow, 54, is a nominee for director. The Reverend Witherow is an ordained minister in the Presbyterian Church (USA) serving as organizing pastor for Faith Presbyterian Church of East Parker County in Aledo, Texas and associate pastor of the First Presbyterian Church of Fort Worth, Texas since October, 2003. Reverend Witherow served as President and Chief Executive Officer of First Horizon Home Loan Corporation and President and CEO of Sunbelt National Mortgage Corporation, a company acquired by First Horizon, from January 1992 until December 2000 and served as an advisor to First Horizon until July 2001. He has 28 years of experience in the mortgage banking industry with over 20 years in executive management. Reverend Witherow received his bachelor’s degree in commerce from the University of Virginia and a master’s degree in divinity from the Brite Divinity School of Texas Christian University.

Our board recommends that you vote “FOR”

each of the 10 nominees above for director.

Our Executive Officers

Our executive officers are selected by the board annually. Each of the executive officers provided below holds the title(s) listed by his or her name with each of HomeBanc Corp. and HBMC, except as otherwise indicated. The table below sets forth the names, ages and positions of our executive officers as of March 31, 2006.

Name	Age	Title
Patrick S. Flood	44	Chairman, Chief Executive Officer and Director
Kevin D. Race	45	President, Chief Operating Officer, Chief Financial Officer of HomeBanc Corp. and Director
Robert C. Bennett	52	Executive Vice President and Chief Information Officer
Nicolas V. Chater	53	Executive Vice President, Deputy Chief Financial Officer of HomeBanc Corp. and Chief Financial Officer of HBMC
Dr. Paul Lopez	53	Executive Vice President of Business Development
Dr. Courtney R. McCashland	38	Executive Vice President of Strategic Development
Charles W. McGuire	55	Executive Vice President, General Counsel and Secretary
Dr. D. “Ike” Reighard	55	Executive Vice President and Chief People Officer
Norbert C. Theisen	49	Executive Vice President of Production Operations
Debra F. Watkins	48	Executive Vice President of Capital Markets
Jacqueline E. Yeaney	38	Executive Vice President and Chief Marketing Officer
J. Michael Barber	39	Senior Vice President and Chief Accounting Officer
John Kubiak	44	Senior Vice President and Chief Investment Officer

Biographical information for Messrs. Flood and Race is set forth above under the caption “—Nominees for Director.” Biographical information for each of our other executive officers is set forth below.

Robert C. Bennett is an Executive Vice President and Chief Information Officer. Mr. Bennett joined a predecessor of HBMC as Executive Vice President and Chief Information Officer in 1998, and he currently holds these positions with HBMC. His primary business responsibilities include planning and implementing our technology strategies, including infrastructure, e-business and production fulfillment. Prior to joining HBMC’s predecessor, Mr. Bennett worked at BellSouth Corporation from 1981 to 1998, where he served in several leadership positions in the marketing and technology business units, including serving as Chief Information Officer for the Small Business Division from 1994 to 1998. He received an executive M.B.A. from Duke University in 1996 and a bachelor’s degree in English Literature from Ohio University in 1976.

Nicolas V. Chater is an Executive Vice President and Deputy Chief Financial Officer of HomeBanc Corp. and is Chief Financial Officer of HBMC. Mr. Chater joined us in July 2004. Mr. Chater was chief financial officer of various subsidiaries of Cap Gemini from 1996 until December 2003. Prior to joining Cap Gemini, Mr. Chater spent 10 years as joint managing director of CDC Bourse in Paris, France. Mr. Chater received a Master of Arts degree in Modern History from Oxford University in 1975.

Dr. Paul Lopez is our Executive Vice President of Business Development. Dr. Lopez assumed the role of Executive Vice President of Business Development at HBMC in 2001 and continues to serve in that capacity. Dr. Lopez is responsible for our sales operations, including establishing stores and building strategic marketing alliances with builders and realtors. Prior to joining HBMC, Dr. Lopez was in field and general management at IBM, Xerox, Moore USA and LPI Enterprises from 1978 through 1999. Dr. Lopez received his doctoral degree in business administration from Louisiana Tech University in 1984 and his M.B.A. from the Queen’s University of Belfast (Ireland) in 1974.

Dr. Courtney R. McCashland is our Executive Vice President of Strategic Development. Dr. McCashland joined us in March 2005. Her responsibilities include overseeing the training, internal development and assessment of all HomeBanc associates and implementing programs to measure service quality and performance. Prior to joining HBMC, Dr. McCashland was the chief executive officer of TalentMine™, a division of Lydian Trust Company, from 2003 until February 2005. From January of 2001 until December of 2002, Dr. McCashland was executive vice president and chief marketing officer of Lydian Trust Company. From October 1999 until January 2001, Dr. McCashland was executive vice president and chief marketing officer of VirtualBank, now a division of Lydian Private Bank. Dr. McCashland served as senior vice president and managing consultant for The Gallup Organization from 1993 until 1999. Dr. McCashland received a bachelor’s degree in journalism and a master’s degree in qualitative and quantitative research from the University of Nebraska-Lincoln and received a doctorate degree in behavioral sciences from the University of Southern California.

Charles W. McGuire is our Executive Vice President, General Counsel and Secretary. Mr. McGuire joined HBMC in 2000 as General Counsel and continues to serve in that capacity for our company. Mr. McGuire has 20 years of experience in the mortgage banking industry and provides legal representation, analysis and advice on all legal affairs. Prior to joining HBMC, Mr. McGuire worked with First Horizon Home Loan Corporation, and its predecessors in interest, from 1984 to 2000 as its Senior Vice President, Counsel and Secretary, where he provided in-house counsel on all legal matters and contractual issues. Mr. McGuire earned his J.D. from the University of Baltimore in 1976 and a Bachelor of Science degree from St. Peter’s College in 1972.

Dr. D. “Ike” Reighard is an Executive Vice President and our Chief People Officer. Dr. Reighard joined HBMC in December 2002 as Executive Vice President and Chief People Officer and continues to serve in that capacity. His responsibilities include the recruitment, retention, training and organizational development for HBMC. Prior to joining HBMC, Dr. Reighard was a human capital management consultant for two years and was the Senior Pastor of Northstar Church in Atlanta, Georgia from January 1997 to December 2002, where he remains as Founding Pastor. He was Senior Pastor of New Hope Baptist Church in Fayetteville, Georgia from 1976 to 1996. Dr. Reighard earned a Doctor of Ministry and Master’s of Divinity from Luther Rice Seminary in 1980 and 1978, respectively, and a bachelor’s degree from Mercer University in 1974.

Norbert C. Theisen is our Executive Vice President of Production Operations. Mr. Theisen joined HBMC in 2000 as Director of Quality and Process. He assumed his current position in January 2006. Mr. Theisen is responsible for all store operations of HBMC, including underwriting, processing and closing. Prior to joining HBMC, Mr. Theisen was Senior Vice President/Chief Operating Officer for Primary Capital Mortgage from June 1999 to May 2000. From August 1994 to June 1999, Mr. Theisen was Vice President/Regional Mortgage Center Manager for PNC Mortgage Corporation of America. From March 1981 to July 1994, Mr. Theisen was employed in various management capacities by Banc One Mortgage Corporation, the mortgage banking subsidiary of Banc One Corporation, most recently as Vice President/Area Sales Manager. Mr. Theisen earned a bachelor’s degree from Eastern Michigan University in 1980.

Debra F. Watkins is our Executive Vice President of Capital Markets. Ms. Watkins joined HBMC in March 2002 as the Senior Vice President of Strategic Planning and Special Projects. She assumed her current role for HBMC in July 2002 and was appointed Executive Vice President in March 2003. Her responsibilities include securitization of the held-for-investment assets, interest rate risk management, credit risk, product development and management, post-closing operations, servicing and, until October 2003, treasury. Prior to joining HBMC, Ms. Watkins spent 18 years with HomeSide Lending, Inc. as Senior Vice President, with various responsibilities, including developing and implementing treasury and capital markets operations and directing complex strategic operational and technological projects.

Jacqueline E. Yeaney is an Executive Vice President and our Chief Marketing Officer. Ms. Yeaney joined HBMC in October 2004 as a Senior Vice President of e-Business and was appointed to her current position in February 2005. Ms. Yeaney oversees all aspects of marketing at HBMC, including strategic alliance marketing, brand management, market and customer research, advertising, public relations, field marketing, event management and community affairs. Prior to joining HBMC, Ms. Yeaney was Managing Director, Consumer Marketing for Delta Air Lines from February 2002 until October 2004. From August 1996 until February 2002, Ms. Yeaney was a consultant for Boston Consulting Group. Ms. Yeaney was also a Captain in the U.S. Air Force where she held the highest level security clearance. Ms. Yeaney earned an M.B.A. with a concentration in technology management from the Sloan School of Management at MIT in 1996 and a Bachelor of Science degree, magna cum laude, in electrical engineering from Rensselaer Polytechnic Institute in 1990.

J. Michael Barber is a Senior Vice President and our Chief Accounting Officer. Mr. Barber joined us in September 2004 and previously served as Senior Vice President/Manager of Accounting Policy and Reporting with Union Planters Corp., a bank holding company, from 2001 to August 2004. From 1987 to 2001, Mr. Barber worked with PricewaterhouseCoopers LLP, where he was a Senior Manager in that organization’s banking practice. Mr. Barber received his B.B.A. in Accounting from the University of Memphis in 1989. Mr. Barber is a Certified Public Accountant in Tennessee and is a member of the American Institute of Certified Public Accountants.

John Kubiak is a Senior Vice President and our Chief Investment Officer. Mr. Kubiak joined us in October 2004, and previously served as Senior Vice President and Director of Capital Markets at Union Planters Corp., a bank holding company, since 2001. Prior to joining Union Planters Corp., Mr. Kubiak served for 11 years in various capacities at PNC Financial Services, a bank holding company. Mr. Kubiak received his Bachelor of Science degree in civil engineering in 1983 and his M.B.A. in 1987, both from the University of Pittsburgh.

Agreements or Understandings for Election to the Board

In May 2004, we entered into employment agreements with each of Messrs. Flood and Race which provide, among other things, that each of them will be nominated to serve as a director on our board for three one-year terms.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Philosophy

We strive to maintain the highest standards of ethics and integrity, and we maintain policies and procedures setting forth these standards. In July 2004, we completed our initial public offering and listed our common stock on the NYSE. Following our initial public offering, our board took the following actions in response to our obligations as a public company under the SEC and NYSE rules and regulations:

•	adopted Corporate Governance Guidelines, including director independence standards and a shareholder communications policy;

•	adopted a Code of Conduct and Ethics for all of our directors, executive officers and associates;

•	adopted a Code of Ethics for our senior financial officers;

•	adopted charters for each of the audit committee, the nominating and governance committee and the compensation committee of the board; and

•	adopted a whistleblower policy and procedures.

Our Corporate Governance Guidelines, Code of Ethics and Conduct, Code of Ethics for Senior Financial Officers, committee charters and whistleblower policy and procedures are all available on our website at www.homebanc.com.

Board of Directors

Meetings of the Board

Our corporate governance guidelines provide that each director is expected to attend all meetings of the board and committees on which such director serves and is expected to attend the annual meeting. All of our current directors attended our 2005 annual meeting except Ms. Phipps, who was out of the country attending a meeting scheduled prior to her nomination as a director, and Mr. Spiegel, who was not a director or director nominee at the time of our 2005 annual meeting. All of the director nominees are expected to attend the annual meeting.

Our board held 11 meetings during 2005 and acted by unanimous written consent on two other occasions. All directors attended at least 75% of all board and committee meetings during 2005.

Committees of the Board

Our board has the following four standing committees—the audit committee, the nominating and governance committee, the compensation committee and the investment and risk management committee. The composition and principal responsibilities of the board committees are described below.

Audit Committee. Our audit committee is comprised of Warren Y. Jobe (Chairman), Joel K. Manby, Bonnie L. Phipps and John W. Spiegel. The audit committee assists the board of directors in its general oversight of our financial reporting, internal controls and audit functions. Our audit committee charter defines this committee’s primary duties, which include, among other things:

•	monitoring and assessing our compliance with legal and regulatory requirements, our financial reporting process and related internal control systems and the general oversight of our internal audit function;

•	overseeing the services provided by our outside auditors and being directly responsible for the appointment, independence, qualification, compensation and oversight of our outside auditors, who report directly to the audit committee;

•	providing an open means of communication among our outside auditors, financial and senior management, our internal audit department and our board of directors;

•	resolving any disagreements between our management and our independent auditors regarding our financial reporting;

•	meeting periodically with our senior executives, internal auditors and independent auditors; and

•	preparing the audit committee report for inclusion in our proxy statement for our annual meeting.

Our audit committee charter mandates that our audit committee pre-approve, to the extent required by applicable law, all audit, audit-related, tax and other services conducted by our independent auditors. Our audit committee met nine times during 2005. At each meeting, audit committee members hold executive sessions and meet privately with representatives of one or more of the following groups: our independent accountants, our chief financial officer, our chief accounting officer and our internal auditors.

Our board has affirmatively determined that each member of our audit committee (1) is financially literate, (2) qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations, and (3) is independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards described below under “Director Independence.”

Compensation Committee. Our compensation committee is comprised of Lawrence W. Hamilton (Chairman), Glenn T. Austin, Jr. and Warren Y. Jobe. Our compensation committee charter defines the committee’s principal duties and responsibilities, which include, among other things:

•	establishing guidelines and standards for determining the compensation of our executive officers;

•	evaluating the performance of our chief executive officer;

•	reviewing our executive compensation strategy and recommending to our board of directors improvements to our compensation policies;

•	determining and approving our chief executive officer’s compensation level and reviewing and approving compensation levels for our other executive officers;

•	administering our equity-based incentive plans; and

•	preparing a report on executive compensation for inclusion in our proxy statement for our annual meeting.

Our compensation committee met seven times during 2005. Each member of our compensation committee is independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards described below under “Director Independence.”

Nominating and Governance Committee. Our nominating and governance committee is comprised of Glenn T. Austin, Jr. (Chairman), Lawrence W. Hamilton and Joel K. Manby. Our nominating and governance committee charter defines the committee’s principal duties and responsibilities, which include, among other things:

•	establishing and periodically reviewing minimum qualification and selection criteria to be used for screening candidates for service on our board of directors;

•	identifying and evaluating individuals qualified to become members of our board of directors and recommending director candidates for consideration by our board of directors or shareholders;

•	considering and making recommendations to our board of directors regarding board size and composition, committee composition and structure and procedures affecting directors;

•	developing, establishing and periodically reviewing our corporate governance principles and guidelines; and

•	overseeing the annual evaluation of our board of directors and the committees of the board of directors.

Our nominating and governance committee met five times during 2005. Each member of our nominating and governance committee is independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards described below under “Director Independence.”

Investment and Risk Management Committee. Our investment and risk management committee is comprised of John W. Spiegel (Chairman), Glenn T. Austin, Jr., Kevin D. Race and Bonnie L. Phipps. The committee’s principal duties and responsibilities include, among other things:

•	approving our investment parameters and policies and procedures;

•	approving our asset/liability policy and other risk management policies, including policies for derivative financial instruments;

•	reviewing periodically our investment and risk positions, the general interest rate outlook and the anticipated effects of changes in interest rates on mortgage production, our product mix and our financial condition; and

•	assisting the audit committee in its risk assessment process.

The investment and risk management committee met four times during 2005 and acted by unanimous written consent on two other occasions. Three of the four members of our investment and risk management committee - Messrs. Spiegel and Austin and Ms. Phipps - are independent as defined in applicable SEC and NYSE rules and under our Director Independence Standards described below under “Director Independence.”

Director Compensation

Any member of our board of directors who is also our employee does not receive additional compensation for serving on our board of directors. Compensation for our non-employee directors is awarded under the HomeBanc Corp. 2004 Director Compensation Plan, or the “Directors’ Plan,” which provides for cash and equity compensation for our non-employee directors. The Directors’ Plan is a sub-plan of the LTIP. The board believes that annual compensation for non-employee directors should consist of both a cash component, to compensate members for their service on the board and its committees, and an equity component that vests over time, to create an incentive for continued service as well as align directors’ interests with those of our shareholders.

Cash Compensation. Under the Directors’ Plan, our non-employee directors receive an annual retainer of $50,000, payable in monthly installments. Additional annual retainers are paid to committee chairpersons and as follows: chair of compensation committee: $10,000; chair of nominating and governance committee: $10,000; chair of the audit committee: $25,000; and chair of the investment and risk management committee: $10,000. In addition, our lead director receives an annual cash retainer of $10,000. Annual service for this purpose relates to the approximate 12-month period between annual meetings of our shareholders. A prorated annual retainer is paid to any person who becomes a non-employee director other than on an annual meeting date, or who becomes a committee chair or lead director on a date other than the beginning of a plan year. We also pay our non-employee directors a fee of $1,500 for personally attending a board or committee meeting, and $750 for telephonically attending a board or committee meeting. Non-employee directors also receive reasonable reimbursement of travel expenses in connection with attending meetings of our board and its committees.

The following table sets forth the total cash compensation paid to each of our non-employee directors in 2005 for retainers and meeting fees:

2005 Director Cash Compensation

Director	Annual Board/Committee Retainer	Board Meeting Fees	Committee Fees	Total
Glenn T. Austin, Jr.	$64,250	$8,000	$8,250	$80,500
Lawrence W. Hamilton	$37,583	$5,000	$5,250	$47,833
Warren Y. Jobe	$71,334	$10,500	$7,500	$89,334
Joel K. Manby	$33,208	$6,000	$9,000	$48,208
Bonnie L. Phipps	$32,375	$6,500	$6,750	$45,625
John W. Spiegel	$16,583	$2,500	$5,417	$26,500

Equity Compensation. In addition to cash compensation, each non-employee director receives, upon becoming a director, an initial award of restricted stock units, or “RSUs,” determined by dividing $50,000 by the fair market value of our common stock on the date of grant. A prorated initial grant is awarded to any person who becomes a non-employee director on a date other than the first date of any plan year. On the day following each annual meeting of our shareholders, each non-employee director then in office will receive an award of RSUs determined by dividing $50,000 by the fair market value of our common stock on the date of grant. RSUs vest and become non-forfeitable on a prorated monthly basis over the first 12 months following the date of grant, or sooner in the event that the holder’s service as a director is terminated due to his or her death, disability, retirement or failure to be re-nominated or re-elected to the board, or if his or her service as a director is terminated without cause within two years following a change of control of our company. Vested RSUs are converted into actual shares of common stock on the day that a non-employee director ceases to serve as a director of our company. Under the terms of the Directors’ Plan, dividend equivalents on RSUs granted to our non-employee directors are converted to additional RSUs, which are subject to the same restrictions, terms and conditions as the original RSUs to which they relate.

The following table sets forth the number of RSUs awarded to each of our non-employee directors in 2005:

	RSUs Awarded in 2005
Director	Number(1)	Dollar Value(2)
Glenn T. Austin, Jr.	5,769	$43,152
Lawrence W. Hamilton	5,319	39,786
Warren Y. Jobe	5,737	42,913
Joel K. Manby	5,319	39,786
Bonnie L. Phipps	5,319	39,786
John W. Spiegel	4,199	31,409

(1)	The number shown includes the following additional RSUs granted as dividend equivalent rights: Mr. Austin—679; Messrs. Hamilton and Manby and Ms. Phipps—315; Mr. Jobe—647; and Mr. Spiegel—143.
(2)	The dollar values of the RSUs shown above are based upon a closing price of $7.48 per share of our common stock on December 30, 2005 as quoted on the NYSE.

Director Independence

The board conducts annual reviews of the independence of the members of the board and its committees. In order to evaluate the independence of each director, in 2005 our board adopted categorical standards for independence, which we refer to as our “Director Independence Standards”, and which are set forth in Annex A to this proxy statement and form a part of our corporate governance guidelines. Our corporate governance guidelines further provide that all non-management members of our board must be independent directors, as determined under our Director Independence Standards. Directors who are independent directors when initially elected who, for any reason, may subsequently not satisfy all of the criteria for independence set forth in the Director Independence Standards must immediately notify the chairman of our board and the chairman of the nominating and governance committee of the change in status. Our chairman and the chairman of the nominating and governance committee will review the continued appropriateness of membership on our board under the changed circumstances.

The board has reviewed director independence for each current director and each director nominee under NYSE Rule 303A.02(a) and our Director Independence Standards. In performing this review, the board considered all transactions and relationships between each director and director nominee and our company and its subsidiaries, affiliates, senior executives and auditors. As a result of this review, the board affirmatively determined that (1) the following six directors are independent: Glenn T. Austin, Jr.; Lawrence W. Hamilton; Warren Y. Jobe; Joel K. Manby, Bonnie L. Phipps and John W. Spiegel and (2) if elected as directors at the annual meeting, each of Robert C. Patton and James B. Witherow will be independent. Each of the audit committee, the compensation committee and the nominating and governance committee is comprised solely of independent directors. In addition, a majority of the members of the investment and risk management committee are required to be independent directors.

Executive Sessions of Independent Directors; Lead Director

Our independent directors meet without management present, which we refer to as meetings in “executive session,” at each regularly scheduled board meeting. In December 2005, our independent directors designated Joel K. Manby to serve as the lead director of our board until his successor is duly chosen by the independent directors in accordance with our corporate governance guidelines. The lead director is responsible for leading the executive sessions of independent directors, advising on board meeting schedules and agendas, and for performing such other duties as are requested by the board. The general authority and responsibilities of the lead director also generally include communicating the results of the evaluations of our chairman and chief executive officer, and, where appropriate, coordinating responses to shareholders and leading the board in crisis situations.

Shareholder Communications with the Board

Any shareholder who wishes to communicate directly with the presiding non-management director, any other director or the non-management directors as a group may do so by writing to:

HomeBanc Corp.

c/o Office of the General Counsel

2002 Summit Boulevard

Suite 100

Atlanta, GA 30319

All communications will be compiled by our company’s secretary and submitted to the board at its next regularly scheduled meeting.

Selection of Nominees for Director

Our directors take a critical role in guiding our strategic direction and overseeing our management. Our board has delegated to the nominating and governance committee the responsibility for reviewing and recommending nominees for membership on the board. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our company and shareholders. In selecting candidates for nomination as directors, the nominating and governance committee considers such criteria as it deems appropriate, including, among other factors, such nominee’s current or recent experience as a senior executive officer, business expertise, industry experience, general ability to enhance the overall composition of the board and subscription to our company’s values philosophy. Such standards and qualification criteria are set forth in our corporate governance guidelines.

Nominees Recommended by Shareholders

Any shareholder may recommend a candidate for nomination, provided the shareholder has continuously held, for at least the one year prior to the date the nomination is submitted, at least $2,000 in market value, or 1%, of our securities entitled to vote for the election of directors, by submitting notice of such recommendation, together with the other information specified herein, in writing, to the Nominating and Governance Committee of HomeBanc Corp., c/o Secretary, HomeBanc Corp., 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319. In order to be considered by the board and the nominating and governance committee, such nominations must be received no less than 120 days and not more than 180 days prior to the anniversary of the date of our notice of annual meeting provided with respect to the previous year’s annual meeting of shareholders. However, if no annual meeting was held in the previous year, or, if the date of the next annual meeting has been changed by more than 30 calendar days from the date of the previous year’s annual meeting, such notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the date on which the notice of the date of the annual meeting is given to shareholders or made public, whichever occurs first.

Shareholder recommendations of director nominees must set forth the following information to the extent known to the recommending shareholder:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class and number of shares of our company’s common stock beneficially owned by the proposed nominee;

•	the signed consent of the proposed nominee to being nominated and to serving as a director;

•	a description of the relationship between the proposed nominee and the shareholder making the nomination, including material interests of the shareholder in the business of the nominee;

•	a description of any arrangement or understanding between the proposed nominee and the shareholder making the nomination or any other person or persons (and the name of such other person or persons) pursuant to which the nominations are made by the shareholder making the nomination;

•	the name and address of the shareholder, as they appear on our record books;

•	the class and number of shares of our common stock beneficially owned by the shareholder making the nomination recommendation;

•	any other information required to be disclosed in solicitations of proxies for elections of directors or that is otherwise required pursuant to the SEC proxy rules;

•	a director and officer questionnaire completed by the proposed nominee; and

•	a consent that permits us to conduct background checks of the proposed nominee.

No shareholder nominee shall be eligible for election unless that person is nominated by the nominating and governance committee after compliance with these procedures.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board is responsible for ensuring that an effective compensation program is in place to provide performance-oriented incentives to management. That committee’s report on compensation is as follows:

Compensation Governance

Our compensation committee oversees and determines all compensation matters for our executive officers. The committee operates under a written charter adopted by our board. The compensation committee is responsible to our board and to our shareholders for determining and approving appropriate compensation for all of our executive officers, including our chief executive officer and our next four most highly compensated executive officers (the “named executive officers”). The compensation committee also administers our LTIP.

The compensation committee met seven times during 2005. In addition, the compensation committee met five times in 2006 prior to the date of this report to, among other things, finalize 2005 annual cash bonus awards and approve grants to our executive officers under our LTIP based on 2005 performance.

Compensation Philosophy

Our company’s compensation philosophy is based on a “pay for performance” approach. Our executive compensation structure is designed to attract and retain highly qualified executives and to motivate them to align their interests with those of our shareholders, and to maximize shareholder value, through achieving both corporate and individual objectives.

During 2005, our company engaged the services of an independent compensation consulting firm to provide peer company data on executive compensation. This data was presented to and considered by our compensation committee in determining the overall compensation of our executive officers for 2005.

Components of Compensation and 2005 Executive Officer Compensation

Compensation of our executive officers is comprised of three principal components: base salaries, annual cash bonuses and long-term incentive compensation. As more fully described below, annual cash bonuses for 2005 to our executive officers were awarded under a bonus plan, and long-term incentive compensation awards were made under our LTIP, with the amount of such awards determined based upon the achievement of corporate objectives and individual objectives. In determining 2005 compensation for our executive officers, the committee reviewed and considered the aggregate amounts and mix of all components of 2005 compensation, including outstanding equity awards under our LTIP.

Base Salary. The compensation committee periodically reviews the base salaries of our executive officers. The committee reviewed base salaries during 2005 and compared the base salaries of our executive officers to the base salaries of officers at peer companies. Based upon this review, the compensation committee determined not to adjust the base salaries of our executive officers for 2005, with the exception of one executive who is not a named executive officer. The compensation committee also determined not to adjust the base salaries of our executive officers for 2006 based upon the positive market position of the salaries of our executive officers compared to the peer company data provided by the independent compensation consulting firm.

Annual Cash Bonuses. Our company awards discretionary annual cash bonuses to our executive officers. These bonuses reflect the committee’s judgment related to the contribution of the individual, as well as the performance of our company as a whole. In accordance with the terms of their employment agreements, bonus targets for our chief executive officer and our president, chief operating officer and chief financial officer are set at 75% of such officers’ base compensation, and are paid in the discretion of the committee based upon the compensation committee’s judgment of the achievement by these officers of corporate objectives and personal objectives, as described below. Bonus targets for all other executive officers are generally set at 50% of those officers’ base compensation, and are determined and paid based on similar criteria.

In 2005, the compensation committee established a bonus plan to determine the amount of discretionary cash bonuses to be paid to our executive officers for 2005. The components of the 2005 bonus plan and the parameters for determining any bonus payments under the plan are described below. Under the 2005 bonus plan, a bonus pool was funded in the sole discretion of the compensation committee based on the company’s performance as measured against established business and financial goals, including, without limitation, our achievement for the year ended December 31, 2005, of targeted levels of real estate investment trust (“REIT”) taxable earnings for 2005 and pre-tax earnings (loss) under generally accepted accounting principles.

If the 2005 bonus pool funding thresholds were satisfied, the 2005 bonus plan provided that the 2005 bonus pool would be allocated to the executive officers based upon performance as measured against the following business and financial goals: (1) associate satisfaction; (2) customer satisfaction; (3) market share, measured in terms of the total mortgage loan production by HomeBanc Mortgage Corporation, our taxable REIT subsidiary and principal operating subsidiary; and (4) financial performance, measured in terms of our total cost to produce mortgage loans. Achievement of a minimum threshold target for each of these goals was required in order to receive any portion of the 2005 bonus pool allocated to that particular goal. The 2005 bonus plan also contemplated that the compensation committee would consider the individual performance and contributions to our company of each executive officer in determining the final amount of any 2005 bonuses awarded to each executive officer. In determining awards under the 2005 bonus pool, 75% of any awards to our chief executive officer and to our president, chief financial officer and chief operating officer, would be based upon the achievement of corporate objectives, and the remaining 25% of any such awards would be based upon the achievement of individual objectives. For all other executive officers, 50% of any awards under the 2005 bonus pool would be based upon the achievement of corporate objectives and 50% of any such awards would be based upon the achievement of individual objectives.

Annual cash bonuses for 2005 performance were determined in accordance with the 2005 bonus plan described above. Decisions regarding bonuses earned by our executive officers for 2005 performance were made as the result of a series of meetings held by the committee in the first quarter of 2006. At these meetings, the committee considered the chief executive officer’s recommendations for proposed 2005 annual cash bonuses to our executive officers and reviewed a summary of all components of compensation previously approved by the committee and paid to each of our executive officers during 2005. The committee reviewed and discussed these recommendations and analyses and other information provided to the committee in the context of all the components of such executive officers’ total compensation with the chief executive officer, and determined final bonus allocations for all executive officers, including the chief executive officer, in executive session. Actual cash bonuses awarded for 2005 ranged from 67.5% to 81.4% of the target bonus amount for which each of our executives was eligible. The annual cash bonuses paid to our named executive officers are described in this proxy statement under “Executive Compensation—Summary Compensation Table.”

Long-Term Incentive Compensation. Long-term incentive compensation to our executive officers is awarded under our LTIP and historically consisted of a combination of RSUs and stock appreciation rights, or “SARs,” with the amount of such awards to be determined based upon the achievement of corporate objectives and individual objectives. Long-term incentive compensation is intended to align management’s interests with the long-term interests of our shareholders.

In June 2004, our board adopted, and our shareholders approved, the LTIP. Under this plan, various stock-based awards may be made by the committee, including RSUs and stock appreciation rights, or “SARs”. In July 2004, in connection with our IPO, the board awarded RSUs and SARs, each with tandem dividend equivalent rights, to each of our executive officers employed by us at that time. These RSUs and SARs vest over a four-year period, beginning July 14, 2005, if the executive officer is still employed by us on each annual vesting date. These awards were based on the total contribution of our executive officers in connection with our IPO and the level of incentive awards that the board determined, based upon the compensation surveys conducted on behalf of our company at the time of the IPO, were appropriate to retain and reward each executive officer for past and continued efforts to our company’s performance. On July 14, 2005, the anniversary date of the IPO, the compensation committee approved the additional award of an aggregate of 56,940 RSUs and 19,852 SARs to eight of our executive officers, including our chief executive officer, in recognition of the significant efforts of these officers during our first year as a public company. The LTIP awards to our named executive officers are described in this proxy statement under “Executive Compensation—Summary Compensation Table.”

In addition to cash bonuses under the 2005 bonus plan, our executive officers were eligible to receive awards under our LTIP for 2005 performance, with the amount of such awards to be determined based upon the achievement of corporate objectives and individual objectives. Based upon a review of corporate performance and the performance of individual executive officers in 2005, the compensation committee awarded an aggregate of 199,981 RSUs under our LTIP to our 13 executive officers for 2005 performance, which awards had an effective grant date of April 1, 2006. The number and allocation of LTIP awards to our executive officers was determined under the 2005 bonus plan. These LTIP awards included the following grants of RSUs to our chief executive officer and our other named executive officers: Mr. Flood—62,960 RSUs; Mr. Race—44,205 RSUs; Dr. Lopez—8,289 RSUs; Dr. Reighard—9,728 RSUs; and Mr. Kubiak—9,386 RSUs.

Compensation of our Chief Executive Officer

Compensation for Patrick S. Flood, our chief executive officer, consisted of his base salary, an annual cash bonus, and long-term incentive compensation awarded under our LTIP. Mr. Flood’s annual cash bonus and long-term incentive compensation were determined in the same manner as described above for all executive officers.

Mr. Flood’s base salary is set forth in his employment agreement. For 2005, Mr. Flood’s base salary under his agreement was $875,000. The details of Mr. Flood’s employment agreement are described under “Executive Compensation—Employment Agreements” in this proxy statement. Under the terms of his employment agreement, Mr. Flood is eligible to receive an annual cash bonus equal to up to 75% of his base salary. In determining Mr. Flood’s 2005 annual cash bonus, the compensation committee developed the following procedure for evaluating the chief executive officer’s performance. The compensation committee reviewed a self-evaluation completed by the chief executive officer as well as the chief executive officer’s accomplishments compared to the individual performance objectives established in conjunction with the 2005 bonus plan. The compensation committee also considered Mr. Flood’s performance in his role as chairman of our board. The compensation committee discussed the results of the committee’s evaluation with the full board, and the chairman of the committee polled each director individually to complete an assessment of 2005 performance. Based upon this review, the compensation committee awarded Mr. Flood an annual cash bonus of $480,878, which was equal to 73.3% of the bonus for which Mr. Flood was eligible under the terms of his employment agreement. The compensation committee also approved an award of 62,960 RSUs to Mr. Flood under the LTIP. The compensation committee believes that the total value of Mr. Flood’s overall compensation is commensurate with his performance for 2005.

Code Section 162(m) Implications for Executive Compensation

Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our chief executive officer and each of our next four most highly compensated executive officers in that year. Certain qualifying performance-based compensation (i.e., compensation paid under a plan administered by a committee of outside directors, based on achieving objective performance goals, the material terms of which have been approved by shareholders) is not subject to the $1 million deduction limit. Awards made under our LTIP during 2005 and prior to the date of the annual meeting in 2006 will be exempt from the deduction limitations under Section 162(m) of the Code. The proposed amendments to the LTIP described in “Proposal 2—Approval of Amendments to the LTIP” in this proxy statement will permit the grant of awards that are fully deductible under Section 162(m) of the Code following the annual meeting. It is the committee’s intent to maximize the deductibility of executive compensation while retaining the discretion necessary to compensate executive officers in a manner commensurate with performance and the competitive market of executive talent.

COMPENSATION COMMITTEE

Lawrence W. Hamilton, Chairman

Glenn T. Austin, Jr.

Warren Y. Jobe

March 28, 2006

The foregoing report is not and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act” and, together with the Securities Act, the “Acts”), except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total annual compensation earned during the fiscal years ended December 31, 2005, 2004 and 2003 by our Chief Executive Officer and our next four most highly compensated executive officers for 2005, all of whom were serving as executive officers as of December 31, 2005, whom we collectively refer to as the “named executive officers.”

		Annual Compensation					Long-Term Compensation
Name and Principal Occupation	Year	Salary(1)	Bonus		Other Annual Compensation(2)		Restricted Stock Awards(3)	Securities Underlying Options/ SARs	All Other Compensation(4)
Patrick S. Flood Chairman and Chief Executive Officer	2005	$875,000	$510,192	(5)	$41,834	(6)	$197,132	7,309	$5,807
	2004	837,335	1,042,628	(7)	22,489	(6)	1,630,000	250,000	4,846
	2003	825,491	—		—		—	—	—

Kevin D. Race President, Chief Operating Officer and Chief Financial Officer of HomeBanc Corp.	2005	600,000	340,213		149,791	(8)	128,683	4,771	5,665
	2004	546,602	671,688	(7)	16,493		733,500	140,000	4,846
	2003	499,100	—		—		—	—	—

Dr. D. “Ike” Reighard Executive Vice President and Chief People Officer	2005	275,000	99,156		18,000		31,860	1,181	5,691
	2004	265,655	200,508	(7)	18,000		122,250	25,000	4,846
	2003	284,250	—		—		—	—	—

Dr. Paul Lopez Executive Vice President of Business Development	2005	275,000	148,880		18,000		47,117	1,747	5,774
	2004	262,192	204,500	(7)	18,000		122,250	25,000	4,846
	2003	279,563	—		—		—	—	—

John Kubiak Senior Vice President and Chief Investment Officer(9)	2005	250,000	101,773		32,858	(10)	—	—	4,292
	2004	48,397	76,250	(9)	4,000	(10)	220,500	15,000	724

(1)	Salary amounts for Messrs. Flood and Race and Dr. Lopez for 2004 and 2005 include the following amounts that have been deferred for payment in future years under our deferred compensation plan:

Name	2004	2005
Patrick S. Flood	$83,733	$83,854
Kevin D. Race	25,000	84,338
Dr. Paul Lopez	0	150,000

(2)	Other Annual Compensation shown for 2004 and 2005 for all named executive officers includes business allowances used by the named executive officers, at their discretion, for car allowances, cell phones and, for executives other than Messrs. Flood and Race, club dues, as set forth below:

Name	2004	2005
Patrick S. Flood	$16,100	$18,050
Kevin D. Race	16,493	18,277
Dr. D. “Ike” Reighard	18,000	18,000
Dr. Paul Lopez	18,000	18,000
John Kubiak	—	1,500

See notes (6), (8) and (10) below for the additional components of Other Annual Income for 2004 and 2005 for each of Messrs. Flood, Race and Kubiak.

(3)

Restricted stock awards consist of RSUs which vest in four equal annual installments beginning on the anniversary of their grant, and convert to shares of our common stock on a one-for-one basis on the vesting date. The dollar values of the RSUs shown in the table above are based upon the closing price of our common stock on the NYSE on the date of grant ($8.99 for 2005 grants; $8.15 for 2004 grants to Messrs. Flood and Race and Drs. Reighard and Lopez, and $8.82 for the 2004 grant to Mr. Kubiak), and reflect awards of RSUs to the named executive officers in the following amounts: Mr. Flood—21,928 in 2005 and 200,000 in 2004; Mr. Race—14,314 in 2005 and 90,000 in 2004; Dr. Reighard—3,544 in 2005 and 15,000 in 2004; Dr. Lopez—5,241 in 2005 and 15,000 in 2004; and Mr. Kubiak—0 in 2005 and 25,000 in 2004.

All of the RSUs granted in 2004 and 2005 included tandem dividend equivalent rights. Dividend equivalent rights on the RSUs granted in 2004 convert into additional RSUs, subject to the same forfeiture provisions and restrictions on transferability as the underlying RSUs to which they relate, based on the closing price of our common stock on the last trading day before a dividend payment date. In addition to the RSU awards described above, the named executive officers also received RSUs pursuant to dividend equivalent rights attached to their 2004 RSUs (as described above) in the following amounts: Mr. Flood—18,096 in 2005 and 2,667 in 2004; Mr. Race—8,144 in 2005 and 1,200 in 2004; Dr. Reighard—1,359 in 2005 and 200 in 2004; Dr. Lopez—1,359 in 2005 and 200 in 2004; and Mr. Kubiak—2,439 in 2005 and 334 in 2004. As of December 31, 2005, the named executive officers held the number of RSUs shown in the table below. The table also shows the dollar value of such RSUs as of December 31, 2005, based on a closing price of $7.48 per share on December 30, 2005.

Name	Total RSUs Held At December 31, 2005	Value at December 31, 2005
Patrick S. Flood	189,982	$1,421,065
Kevin D. Race	89,939	672,744
Dr. D. “Ike” Reighard	16,149	120,795
Dr. Paul Lopez	17,846	133,488
John Kubiak	21,009	157,147

Dividend equivalent rights on the RSUs granted in 2005 are credited to a cash account established for the holder, subject to the same forfeiture provisions and restrictions on transferability as the underlying RSUs to which they relate, and are paid out on the day the RSUs are converted to shares of common stock. As of December 31, 2005, the named executive officers had received the following amounts credited to their accounts for dividend equivalent rights paid with respect to the RSUs granted in 2005: Mr. Flood—$10,525; Mr. Race—$6,871; Dr. Lopez—$2,516; Dr. Reighard—$1,701 and Mr. Kubiak—$0.

(4)	All Other Compensation shown for 2004 and 2005 for all named executive officers includes company matching contributions awarded under the 401(k) Plan and a 2004 profit sharing distribution as set forth below:

Name	2004 401(k) Match	2004 Profit Sharing	2005 401(k) Match*
Patrick S. Flood	$3,986	$850	$5,807
Kevin D. Race	3,986	850	5,665
Dr. D. “Ike” Reighard	3,711	850	5,691
Dr. Paul Lopez	3,996	850	5,774
John Kubiak	—	724	4,292

*	Reflects the dollar value of shares of our common stock paid as company matching contributions under the 401(k) Plan in 2005.

(5)	Includes a $2,191 service award paid to Mr. Flood on his twentieth anniversary with our company.
(6)	Amount shown for 2004 includes $6,389 for country club dues and related taxes. Amount shown for 2005 includes a $15,000 payment to Mr. Flood as reimbursement for expenses incurred and paid by Mr. Flood for personal travel on corporate-leased aircraft and $5,000 for country club dues and related taxes. Mr. Flood will not receive any perquisite or other payment allowance for expenses incurred in connection with use of corporate-leased aircraft for any periods after December 31, 2005.
(7)

Bonus amounts for 2004 reflect retention bonuses paid to the named executive officers on June 30, 2004 in connection with our initial public offering in the following amounts: Mr. Flood—$400,000; Mr. Race—$250,000; Dr. Lopez—$54,500; and Dr. Reighard—$112,500. Mr. Kubiak was not employed by us on

June 30, 2004. The remainder of the bonus amounts reflects annual bonuses for 2004 performance, which were awarded by the compensation committee of our board in February 2005.
(8)	Includes $130,284 paid for country club initiation fee and dues together with related taxes.
(9)	Mr. Kubiak became our Senior Vice President and Chief Investment Officer on October 25, 2004. Bonus amount shown for 2004 includes a $20,000 signing bonus paid to Mr. Kubiak on commencement of his employment with our company.
(10)	Amount shown for 2004 includes $4,000 for reimbursement of living expenses pending Mr. Kubiak’s relocation to Atlanta, Georgia. Amount shown for 2005 includes relocation expense reimbursement of $31,358.22.

Option/SAR Grants in Last Fiscal Year

The following table is a summary of all SARs granted to the named executive officers during the fiscal year ended December 31, 2005:

Name	SARs Granted(1)	% of Total SARs Granted to Employees in Fiscal Year	Base Price ($/Share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For SAR Term(2)
					5%	10%
Patrick S. Flood	7,309	3.2%	$8.99	7/14/2015	$41,500	$104,750
Kevin D. Race	4,771	2.1	8.99	7/14/2015	27,000	68,500
Dr. D. “Ike” Reighard	1,181	0.5	8.99	7/14/2015	6,750	17,000
Dr. Paul Lopez	1,747	0.7	8.99	7/14/2015	10,000	25,000
John Kubiak	0	0.0	—	—	—	—

(1)	The SARs were granted on July 14, 2005 with a base price equal to $8.99, which is the closing price of our common stock as quoted on the NYSE on the date immediately prior to the date of grant. Twenty-five percent of the SARs will vest on each of the first four anniversaries of the grant date. The SARs do not have dividend equivalent rights.
(2)	Amounts represent hypothetical gains that could be achieved for the respective SARs at the end of the SAR term, which is ten years for all SARs listed. The assumed 5% and 10% rates of stock appreciation are mandated by the rules of the SEC and may not accurately reflect the appreciation of the price of our common stock from the grant date until the end of the SAR term. These assumptions are not intended to forecast future price appreciation of our common stock.

Fiscal Year-End SAR Values

The following table presents the value of unexercised SARs held by the named executive officers as of December 31, 2005:

	Number of Securities Underlying Unexercised SARs Held at December 31, 2005		Value of Unexercised In-the-Money SARs Held at December 31, 2005(1)(2)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Patrick S. Flood	62,500	194,809	—	—
Kevin D. Race	35,000	109,771	—	—
Dr. D. “Ike” Reighard	6,250	19,931	—	—
Dr. Paul Lopez	6,250	20,497	—	—
John Kubiak	3,750	11,250	—	—

(1)	Represents the fair market value per share of our common stock as of December 30, 2005 based on a closing price of $7.48, as quoted on the NYSE, less the applicable base price of the SARs. None of the SARS held by the named executive officers had a base price of less than $7.48.

(2)	As initially structured, SARs granted in 2004 included tandem dividend equivalent rights that converted to shares of common stock upon exercise of the SAR. During the third quarter of 2005, the terms of the SARs granted during 2004 were amended to provide that any associated accumulated dividend equivalent rights in which the grantee was vested as of the anniversary date of the grant would be converted to shares of our common stock and delivered to the holder on such anniversary date. SARs granted in 2005 do not have dividend equivalent rights. As of December 31, 2005, the named executive officers held the number of dividend equivalent rights shown in the table below. The table also shows the dollar value of such dividend equivalent rights as of December 31, 2005, based on a closing price of $7.48 per share December 30, 2005.

Name	Dividend Equivalent Rights Held At December 31, 2005	Value at December 31, 2005
Patrick S. Flood	25,621	$191,645
Kevin D. Race	14,347	107,316
Dr. D. “Ike” Reighard	2,565	19,186
Dr. Paul Lopez	2,565	19,186
John Kubiak	1,440	10,771

Stock and Benefit Plans

Our executive officers, including our named executive officers, are eligible to participate in the stock and benefit plans described below.

Amended and Restated 2004 Long-Term Incentive Plan

The LTIP is an equity-based incentive plan that was adopted by our board of directors and approved by our shareholders in 2004. The LTIP is intended to promote our success and enhance our value by linking the personal interests of our associates, officers, directors and consultants to those of our shareholders, and by providing such persons with an incentive for outstanding performance.

The LTIP authorizes the granting of awards to associates, officers, directors and consultants in the following forms:

•	options to purchase shares of our common stock, which may be non-qualified stock options or incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”);

•	SARs, which give the holder the right to receive the difference between the fair market value per share on the date of exercise over the grant price;

•	performance awards, which are payable in cash or common stock upon the attainment of specified performance goals;

•	restricted stock and RSUs, which are subject to restrictions on transferability and subject to forfeiture on terms set by the compensation committee;

•	dividend equivalents, which entitle the participant to payments equal to any dividends or distributions paid on the shares of common stock underlying an award; and

•	other stock-based awards in the discretion of the compensation committee, including unrestricted stock grants.

For a detailed description of the LTIP, as proposed to be amended, see “Proposal 2—Approval of Amendments to the LTIP” in this proxy statement.

Deferred Compensation Plan

We maintain a Deferred Compensation Plan that was adopted by HBMC effective as of January 1, 2003. The Deferred Compensation Plan allows a select group of management or highly compensated associates to defer the payment of current compensation to future years for tax and financial planning purposes. Each participating associate may elect to defer up to 75% of his or her base salary and up to 100% of his or her bonus. Deferred amounts are credited to each participant’s account, which is indexed to one or more investment alternatives chosen by each participant from a range of alternatives available under the plan. Each participant’s account is adjusted to reflect the investment performance of the selected investments. Benefits under the plan are payable in cash and generally will be paid in either a lump-sum or in annual installments over a certain term upon retirement, death or other termination of employment, as elected by the participant. A participant may also elect to receive some or all of the deferred amounts and related earnings pursuant to an in-service distribution.

The Deferred Compensation Plan is administered by HBMC’s board of directors. The plan may be amended or terminated at any time by HBMC’s board of directors, provided that such amendment or termination does not cancel, reduce or otherwise adversely affect the amount of benefits of any participant accrued as of the date of such amendment or termination, without the consent of the participant.

HomeBanc Mortgage Corporation 401(k) Retirement Plan

We maintain the 401(k) Plan, which is a tax-qualified, defined contribution plan subject to regulation under ERISA. Immediately upon beginning work with our company, associate participants may elect to contribute up to 15% of their total compensation to the plan on a pre-tax basis and up to 10% on an after-tax basis. The participant’s total combined pre-tax and after-tax contributions, however, may not exceed 20% of his or her compensation. Earnings include base salary and any other amounts included in gross income, including pre-tax contributions under this plan. The 401(k) Plan was approved by our board and is administered by a fiduciary committee comprised of individuals appointed by our chief executive officer, which we refer to as our “Fiduciary Committee.” Participants are eligible to receive qualified non-elective contributions and discretionary profit-sharing contributions upon their initial participation in the plan. Each year, our board, upon the recommendation of the Fiduciary Committee, may determine whether to make a discretionary profit-sharing contribution to each participant’s account. Any profit sharing distributions made under the 401(k) Plan after December 31, 2004 will be paid in the form of shares of our common stock purchased in the open market. Participants may only receive a profit-sharing contribution made under the 401(k) Plan if they work more than 1,000 hours during the plan year and are employed by us on the last day of the plan year.

Eligible participants may receive employer matching contributions which are paid in the form of shares of our common stock purchased in the open market. Each pay period, the Fiduciary Committee may determine whether to declare an employer matching contribution. A participant generally vests in his employer matching contributions and profit-sharing contributions over a four year schedule.

Before a participant terminates employment, a participant’s vested pre-tax account generally is payable after age 59 1/2, in the event of a hardship, or as a loan. A participant’s vested account is also payable at termination of employment in the form of a lump sum, installment payments or annuity contracts. Participants may invest their own contributions and employer-matching contributions in various investment options offered under the plan.

Employment Agreements

We have entered into employment agreements with Messrs. Flood and Race and Drs. Reighard and Lopez that include the terms described below. We currently do not have an employment agreement with Mr. Kubiak but have a change of control agreement with Mr. Kubiak, which is described below under “Change of Control Agreement.”

Term. The named executive officers’ employment agreements are for an initial term extending until June 30, 2007, in the case of Messrs. Flood and Race, and June 30, 2006, in the case of Drs. Reighard and Lopez. Beginning on June 30, 2005, and on each June 30 thereafter, each of the agreements will be automatically extended for an additional one-year period, but either our company or the executive officer may cause the agreement to cease to extend automatically by giving notice to the other party at least 90 days prior to any June 30 renewal date.

Salary and Benefits. Under the terms of the employment agreements, each of the named executive officers is entitled to a base annual salary (subject to annual review and increases for merit performance) and is entitled to participate in all incentive, savings, retirement and welfare benefit plans generally made available to our senior management personnel. The annual salaries of the named executive officers are as follows: Mr. Flood—$875,000; Mr. Race—$600,000; Dr. Reighard—$275,000; and Dr. Lopez—$275,000. Each of these officers is entitled to participate in our executive bonus plan, pursuant to which he will have an opportunity to earn an annual cash bonus based upon achievement of performance goals established by the compensation committee of our board of directors. For Messrs. Flood and Race, the target annual cash bonus will be no less than 75% of their annual base salary. In addition, each of the named executive officers is entitled to fringe benefits generally made available to our senior management personnel, including an automobile allowance, and in the case of Messrs. Flood and Race, the provision of a leased automobile, reimbursement of up to $5,000 per year for club dues and up to $3,000 for the cost of an annual physical examination.

Termination. The employment agreements may be terminated by us at any time with or without “cause” (as defined therein), or by the executive with or without “good reason” (as defined therein). The agreements also terminate upon the death, disability or retirement of the executive. Depending on the reason for the termination and when it occurs, the executive will be entitled to certain severance benefits, as described below.

If the executive officer is terminated without cause or resigns for good reason, he will be entitled to unpaid base salary, prorated annual bonus and accrued benefits through the termination date, plus a severance amount equal to two times his base salary and the greater of his average annual bonus earned for the two fiscal years preceding the termination or his target annual bonus for the year of termination (or 2.5 times if such termination follows within two years of a change of control, as defined therein), in the case of Messrs. Flood and Race, or one times his base salary and the greater of his average annual bonus earned for the two fiscal years preceding the termination or his target annual bonus (or 1.5 times if such termination follows within two years of a change of control), in the case of Drs. Reighard and Lopez. We will also provide the executive with (1) welfare benefit plan coverage following such termination for two years (or 2.5 years if such termination follows within two years of a change of control), in the case of Messrs. Flood and Race, or one year (or 1.5 years if such termination follows within two years of a change of control), in the case of Drs. Reighard and Lopez, and (2) outplacement services for a period of one year. In addition, if the executive officer is terminated without cause or resigns for good reason, all stock options and other equity awards will become immediately vested and exercisable.

If any of the executive officers is terminated for cause or if he resigns without good reason, he will be entitled to his accrued salary and benefits through the date of termination. If his employment is terminated by reason of his death, disability or retirement, he (or his estate, as applicable) will be entitled to his accrued salary, a prorated target bonus, and any accrued benefits and disability or retirement benefits that may apply.

Each of the employment agreements provides that the executive officer will be entitled to a tax gross-up payment from us to cover any excise tax liability he may incur as a result of payments or benefits that may be deemed “golden parachute” payments under the Code, but such gross-up payment will be made only if the after-tax benefit to the executive of such tax gross-up is at least $50,000. If not, the benefits would be reduced to an amount that would not trigger the excise tax.

Restrictive Covenants. Each named executive officer has agreed in his employment agreement not to disclose confidential information or compete with us, and not to solicit our customers or recruit our employees, for a period of 24 months following the termination of his employment (or for a period of 12 months if such termination follows within two years of a change of control), in the case of Messrs. Flood and Race, or for a period of 12 months following the termination of his employment, in the case of Drs. Reighard and Lopez.

Change of Control Agreement

We entered into a change of control agreement with Mr. Kubiak, effective as of October 25, 2004, that includes the terms described below.

In the event of a “Change of Control,” as defined in the agreement, if Mr. Kubiak’s employment is terminated by us, and (i) if it can reasonably be shown that the termination was at the direct request of a third party that had taken steps reasonably calculated to effect a Change of Control after such termination, or (ii) if a Change of Control, as otherwise defined, does in fact occur, then Mr. Kubiak will be entitled to any unpaid base salary, prorated annual bonus and accrued benefits through the termination date. Mr. Kubiak will also be entitled to a severance amount equal to either: (a) his base salary as in effect as of the date of termination and the greater of his average annual bonus earned for the two fiscal years preceding the termination or his target annual bonus for the year of termination (if the termination occurs before, or more than two years after, the occurrence of the Change of Control), or (b) one and one half times the sum of his base salary as in effect as of the date of termination and the greater of his average annual bonus earned for the two fiscal years preceding the termination or his target annual bonus for the year of termination (if the termination occurs within two years after the occurrence of the Change of Control). We will also provide Mr. Kubiak with (1) welfare benefit plan coverage following such termination for one year (or 1.5 years if such termination follows within two years of the Change of Control) or such longer period as may be provided under the terms of the appropriate plan, and (2) outplacement services for a period of one year. In addition, in the event of a Change of Control and Mr. Kubiak’s termination, all of his RSUs, SARs and other equity awards will become immediately vested and exercisable.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Messrs. Hamilton (Chairman), Austin and Jobe. None of the members of the compensation committee during fiscal year 2005 or as of the date of this proxy statement is or has been an officer or employee of our company. Further, none of our executive officers serves as a member of the board of directors or compensation committee, or similar committee, of any other company that has one or more of its executive officers serving as a member of our board of directors or our compensation committee.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

5% or Greater Shareholders

The following table sets forth information as to those holders known to us to be the beneficial owners of more than 5% of the outstanding shares of our common stock as of February 14, 2006, the SEC filing deadline for Form 13G filings reflecting beneficial ownership as of December 31, 2005. The number of shares of our common stock outstanding as of February 14, 2006 was 56,616,996.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(2)
GTCR Golder Rauner, L.L.C.[3,4]	10,441,123	18.4%
GTCR Partners VII, L.P.[3,5]	10,346,401	18.3%
GTCR Fund VII, L.P.[3,6]	6,134,957	10.8%
GTCR Fund VII/A, L.P.[3,7]	4,211,444	7.4%
GTCR Co-Invest, L.P.[3,8]	94,722	*
Eubel Brady & Suttman Asset Management, Inc.[9]	7,059,366	12.5%
NWQ Investment Management Company, LLC.[10]	4,657,331	8.2%
Wasatch Advisers, Inc.[11]	5,096,308	9.0%

*	Less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.
(2)	Percentages of shares beneficially owned were calculated by determining the total number of shares beneficially owned by a person and dividing that number by the total number of shares of our common stock outstanding as of the date of this table.
(3)	GTCR Partners VII, L.P. is the general partner of GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P. GTCR Partners VII, L.P.’s general partner is GTCR Golder Rauner, L.L.C. GTCR Golder Rauner, L.L.C. also is the general partner of GTCR Co-Invest, L.P. GTCR Partners VII, L.P., as general partner of GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P., has voting and dispositive power over shares held by GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P., which it may be deemed to share with GTCR Golder Rauner, L.L.C., as general partner of GTCR Partners VII, L.P. GTCR Golder Rauner, L.L.C., as general partner of GTCR Co-Invest, L.P., has voting and dispositive power over shares held by GTCR Co-Invest, L.P. Edgar D. Jannotta, Jr. and Daniel L. Timm, former directors of HomeBanc Corp., are a Senior Principal and a Principal, respectively, of GTCR Golder Rauner, L.L.C. and may be deemed to beneficially own 10,441,123 shares of our common stock held by GTCR Fund VII, L.P., GTCR Fund VII/A, L.P. and GTCR Co-Invest, L.P., but disclaim such beneficial ownership except to the extent of their ownership interests in these three partnerships. Each of these persons may be deemed a founder or promoter of HomeBanc Corp. The address for each of GTCR Fund VII, L.P., GTCR Fund VII/A, L.P., GTCR Co-Invest, L.P., GTCR Partners VII, L.P. and GTCR Golder Rauner, L.L.C. is 6100 Sears Tower, Chicago, Illinois 60606-6402.
(4)	Based on a Schedule 13D filed on August 3, 2004, GTCR Golder Rauner, L.L.C. reports that it shares voting and dispositive power over the aggregate of 10,441,123 shares of our common stock beneficially owned by GTCR Partners VII, L.P., GTCR Fund VII, L.P., GTCR Fund VII/A, L.P. and GTCR Co-Invest, L.P.
(5)	Based on a Schedule 13D filed on August 3, 2004, GTCR Partners VII, L.P reports that it shares voting and dispositive power over the aggregate of 10,346,401 shares of our common stock beneficially owned by GTCR Fund VII, L.P. and GTCR Fund VII/A, L.P.
(6)	Based on a Schedule 13D filed on July 19, 2004, GTCR Fund VII, L.P. reports that, of the 6,134,957 shares of our common stock beneficially owned, it possesses sole voting and dispositive power over 5,611,622 of the shares and shared voting and dispositive power over 6,134,957 of the shares.
(7)	Based on a Schedule 13D filed on July 19, 2004, GTCR Fund VII/A, L.P. reports that, of the 4,211,444 shares of our common stock beneficially owned, it possesses sole voting and dispositive power with respect to all of these shares.

(8)	Based on a Schedule 13D filed on July 19, 2004, GTCR Co-Invest, L.P. reports that, of the 94,722 shares of our common stock beneficially owned, it possesses sole voting and dispositive power with respect to 89,931 of these shares and shared voting and dispositive power with respect to 94,722 of the shares.
(9)	Based on Amendment No. 2 to Schedule 13G filed on January 10, 2006, Eubel Brady & Suttman Asset Management, Inc. reports that, as of December 31, 2005, it shares voting and dispositive power over 7,019,366 shares of our common stock beneficially owned with each of Ronald L. Eubel, Mark E. Brady, Robert J. Suttman, William E. Hazel and Bernard J. Holtgrieve as a result of these persons’ ownership in and positions with Eubel Brady & Suttman Asset Management, Inc. and other affiliated entities. Each of Messrs. Eubel, Brady, Suttman, Hazel and Holtgrieve reports shared voting and dispositive power with respect to 7,059,366 shares of our common stock, which includes the shares beneficially owned by Eubel Brady & Suttman Asset Management, Inc. as well as shares beneficially owned by EBS Partners, LP. In addition, Mr. Eubel reports that he has sole voting and dispositive power with respect to 50 shares of our common stock. Mr. Suttman reports that he has sole voting and dispositive power with respect to 5,800 shares of our common stock. The address of each of the foregoing persons is 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.
(10)	Based on a Schedule 13G filed on February 13, 2006, NWQ Investment Management Company, LLC (“NWQ”) reports that, as of December 31, 2005, it possesses sole dispositive power with respect to the 4,657,331 shares and sole voting power with respect to the 4,476,531 shares reported as beneficially owned. NWQ is an investment manager, and its address is 2049 Century Park East, 16th Floor, Los Angeles, California 90067.
(11)	Based on a Schedule 13G filed on February 14, 2006, Wasatch Advisors, Inc. (“Wasatch”) reports that, as of December 31, 2005, it possesses sole voting and dispositive power with respect to the 5,096,308 shares reported as beneficially owned. Wasatch is an investment manager, and its address is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

Directors and Executive Officers

The following table sets forth information as of March 31, 2006 with respect to the beneficial ownership of common stock by each of our directors and nominees for director, by each of our executive officers named in the summary compensation table herein, and by all of our directors, nominees and executive officers as a group. Except as indicated in the footnotes to this table, directors, nominees and executive officers possess the sole power to vote or transfer the shares set forth by their names.

Name of Beneficial Owner	Total Number of Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned(2)	Components of Beneficial Ownership
			Common Stock Owned	Rights to Acquire Common Stock(3)
Patrick S. Flood[4]	116,651	*	107,418	9,233
Kevin D. Race[5]	51,779	*	46,608	5,171
Glenn T. Austin, Jr.[6]	19,265	*	11,227	8,038
Lawrence W. Hamilton[7]	4,618	*	0	4,618
Warren Y. Jobe[8]	7,750	*	0	7,750
Joel K. Manby[9]	4,618	*	0	4,618
Robert C. Patton	0	*	0	0
Bonnie L. Phipps[10]	4,618	*	0	4,618
John W. Spiegel[11]	2,704	*	0	2,704
James B. Witherow	0	*	0	0
John Kubiak[12]	7,809	*	7,809	0
Dr. Paul Lopez[13]	23,902	*	22,978	924
Dr. D. “Ike” Reighard[14]	8,935	*	8,011	924

All executive officers and directors as a group (21 persons)[15]	314,687	*	261,737	52,950

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules promulgated by the SEC under Section 13(d) of the Exchange Act. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, including securities for which the individual has the right to acquire beneficial ownership within 60 days of the date shown in the table above. Shares of our common stock issuable upon settlement or exercise of RSUs and SARs that have vested or will vest within 60 days of the date of this table are included in the table above as being beneficially owned by a person.
(2)	Percentages of shares beneficially owned were calculated by determining the total number of shares beneficially owned by a person, including all RSUs and SARs held by such person that have vested or that will vest within 60 days of the date of this table, and dividing that number by the total number of shares of our common stock outstanding as of March 31, 2006 plus that person’s RSUs and SARs that have vested or that will vest within 60 days of the date of this table.
(3)	Includes shares issuable upon settlement or exercise of SARs or RSUs that are vested or will vest within 60 days of the date of this table.
(4)	Chairman, Chief Executive Officer and a Director. The shares beneficially owned by Mr. Patrick S. Flood include (i) 102,390 shares directly owned by Mr. Flood, (ii) 4,532 shares owned by The Flood Family Limited Partnership, LLLP, of which Mr. Flood and his wife, Lisa M. Flood, are the general partners, (iii) 496 shares owned indirectly by Mr. Flood through the 401(k) Plan and (iv) 9,233 shares underlying SARs that are vested or will vest within 60 days of the date of this table. The number of shares underlying SARs was calculated by determining the difference between the closing price of our common stock on March 31, 2006 ($8.79) and the base price of the SARs, multiplying that figure by the number of SARs that are vested or will vest within 60 days of the date of this table, and dividing the product by the closing price of our common stock on March 31, 2006.
(5)	President, Chief Operating Officer, Chief Financial Officer of HomeBanc Corp. and a Director. The shares beneficially owned by Mr. Kevin D. Race include (i) 42,851 shares directly owned by Mr. Race, (ii) 3,059 shares owned by The Race Family Limited Partnership, LLLP, of which Mr. Race and his wife, Nancy E. Race, are the general partners, (iii) 698 shares owned indirectly by Mr. Race through the 401(k) Plan and (iv) 5,171 shares underlying SARs that are vested or will vest within 60 days of the date of this table. The number of shares underlying SARs was calculated by determining the difference between the closing price of our common stock on March 31, 2006 ($8.79) and the base price of the SARs, multiplying that figure by the number of SARs that are vested or will vest within 60 days of the date of this table, and dividing the product by the closing price of our common stock on March 31, 2006.
(6)	Director. The shares beneficially owned by Mr. Austin include (i) 5,000 shares purchased by his wife, Cheryle F. Austin, (ii) 4,000 shares purchased by his mother, Mary W. Austin, and (iii) 8,038 shares issuable to Mr. Austin upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Mr. Austin’s service as a director.
(7)	Director. All 4,618 shares beneficially owned by Mr. Hamilton are issuable to Mr. Hamilton upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Mr. Hamilton’s service as a director.
(8)	Director. All 7,750 shares beneficially owned by Mr. Jobe are issuable to Mr. Jobe upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Mr. Jobe’s service as a director.
(9)	Director. All 4,618 shares beneficially owned by Mr. Manby are issuable to Mr. Manby upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Mr. Manby’s service as a director.
(10)	Director. All 4,618 shares beneficially owned by Ms. Phipps are issuable to Ms. Phipps upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will be converted to shares of common stock upon termination of Ms. Phipp’s service as a director.
(11)	Director. All 2,704 shares beneficially owned by Mr. Spiegel are issuable to Mr. Spiegel upon settlement of RSUs that are vested or will vest within 60 days of the date of this table. The RSUs will convert to shares of common stock upon termination of Mr. Spiegel’s service as a director.

(12)	Includes (i) 7,067 shares owned directly, and (ii) 742 shares owned indirectly by Mr. Kubiak through the 401(k) Plan and (iii) 0 shares underlying SARs that are vested or will vest within 60 days of the date of this table. The number of shares underlying SARs was calculated by determining the difference between the closing price of our common stock on March 31, 2006 ($8.79) and the base price of the SARs, multiplying that figure by the number of SARs that are vested or will vest within 60 days of the date of this table, and dividing the product by the closing price of our common stock on March 31, 2006.
(13)	Includes (i) 22,745 shares owned directly, (ii) 233 shares owned indirectly by Dr. Lopez through the 401(k) Plan and (iii) 924 shares underlying SARs that are vested or will vest within 60 days of the date of this table. The number of shares underlying SARs was calculated by determining the difference between the closing price of our common stock on March 31, 2006 ($8.79) and the base price of the SARs, multiplying that figure by the number of SARs that are vested or will vest within 60 days of the date of this table, and dividing the product by the closing price of our common stock on March 31, 2006.
(14)	Includes (i) 7,126 shares owned directly, (ii) 885 shares owned indirectly by Dr. Reighard through the 401(k) Plan and (iii) ) 924 shares underlying SARs that are vested or will vest within 60 days of the date of this table. The number of shares underlying SARs was calculated by determining the difference between the closing price of our common stock on March 31, 2006 (8.79) and the base price of the SARs, multiplying that figure by the number of SARs that are vested or will vest within 60 days of the date of this table, and dividing the product by the closing price of our common stock on March 31, 2006.
(15)	Includes (i) 253,848 shares owned directly, (ii) 7,889 shares owned indirectly through the 401(k) Plan, (iii) 32,346 issuable to non-employee directors upon settlement of RSUs that are vested or will vest within 60 days of the date of this table and (iv) 20,604 shares underlying SARs that are vested or will vest within 60 days of the date of this table. The number of shares underlying SARs was calculated by determining the difference between the closing price of our common stock on March 31, 2006 ($8.79) and the base price of the SARs, multiplying that figure by the number of SARs that are vested or will vest within 60 days of the date of this table, and dividing the product by the closing price of our common stock on March 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Mortgage Loans Originated by HBMC

Our directors and officers, and the directors and officers of our subsidiaries, as well as some of the business organizations and individuals associated with those directors and officers, have been customers of HBMC and have had, and may continue to have, mortgage loans with HBMC in the ordinary course of business. These mortgage banking relationships include mortgage loans that were made on substantially the same terms, including interest rates, repayment terms and collateral, as those terms prevailing at the time for comparable mortgage banking transactions with other unrelated persons. These transactions did not and do not involve any greater than normal risk of collectibility or other unfavorable terms or features. Since December 31, 2004, we originated an aggregate of $7.45 million of loans to our directors, executive officers, 5% or greater shareholders and their family members as shown below.

Name:	Relationship:	Date of Loan:	Loan Purpose:	Transaction Type:	Greatest Principal Balance since Inception:	Starting Interest Rate/Type of Loan:
Chater, Nicolas V. and Sabine M.	Executive Vice President and Deputy CFO and spouse	1/18/2006	Home Loan	Refinance— Primary Residence	$400,000	6.125%; 10 year/ 1 year adjustable

Kellner, Coleen K. and Evan M.	Patrick S. Flood’s half-sister and spouse	3/04/2005	Home Loan	Refinance— Primary Residence	$242,550	4.875%; 5 year/ 6 month adjustable

Paglaiccetti, Helene B. and Vincent D.	Patrick S. Flood’s mother and stepfather	4/18/2005	Home Loan	Refinance— Primary Residence	$137,500	5.625%; 5 year/ 6 month adjustable

Wills, Robert H., Jr.	Patrick S. Flood’s half-brother	6/08/2005	Home Loan	Refinance— Primary Residence	$384,000	5.5%; 5 year/ 6 month adjustable

Flood, Thomas J.	Patrick S. Flood’s brother	11/23/2005	Home Loan	Refinance— Primary Residence	$671,000	5.75%; 7 year/ 6 month adjustable

Roshenthal, Joseph	Patrick S. Flood’s father-in-law	2/04/2005	Home Loan	Purchase— Investment Property	$379,900	4.875%; 6 month adjustable

Roshenthal, Joseph	Patrick S. Flood’s father-in-law	2/04/2005	Home Loan	Purchase— Primary Residence	$767,000	4.375%; 6 month adjustable

Roshenthal, Joseph	Patrick S. Flood’s father-in-law	7/21/2005	Home Loan	Refinance— Second Home	$520,000	5.0%; 5 year/ 6 month adjustable

Lopez, N.J. Paul and Ellen J.	Executive Vice President of Business Development and spouse	10/24/2005	Home Loan	Refinance— Primary Residence	$986,800	5.625%; 7 year/ 6 month adjustable

McGuire, Maureen L.	Charles W. McGuire’s daughter	5/27/2005	Home Loan	Purchase— Primary Residence	$153,900	6.0%; 5 year/ 6 month adjustable

Name:	Relationship:	Date of Loan:	Loan Purpose:	Transaction Type:	Greatest Principal Balance since Inception:	Starting Interest Rate/Type of Loan:
Race, Kevin D. and Nancy E.	President, Chief Operating Officer and Chief Financial Officer and spouse	6/29/2005	Home Loan	Refinance— Primary Residence	$1,733,100	5.0%; 3 year/ 6 month adjustable

Reighard, Dr. D. Ike & Robin	Executive Vice President and Chief People Officer and spouse	2/18/2005	Home Loan	Refinance Primary residence	$370,000	5/6 Libor 10 year interest only period

Queen, Ryan and Queen, Gary (co-signer)	Norbert Theisen’s nephew and brother-in-law	3/30/2005	Home Loan	Purchase— Primary Residence	$192,000	5.875%; 30 year fixed

Queen, Adam and Queen, Gary (co-signer)	Norbert Theisen’s nephew and brother-in-law	11/30/2005	Home Loan	Purchase— Primary Residence	$132,000	6.25%; 30 year fixed

Watkins, Debra F.	Executive Vice President of Capital Markets	7/05/2005	Home Loan	Refinance— Second Home	$175,000	5.125%; 5 year/ 6 month ARM

Frakes, Pamela J.	Debra F. Watkins’ sister	11/23/2005	Home Loan	Purchase— Primary Residence	$202,450	7%; 7 year/ 6 month adjustable

Employment of Family Members of Executive Officers

Certain of our executive officers have family members employed by HBMC. The table below sets forth information regarding the relationship of such family members and the dollar amount of cash compensation paid to such family members by us in 2005:

Name:	Relationship:	Title or Position:	2005 Compensation(1)
James J. Flood	Brother of Patrick S. Flood, Chairman and CEO	Regional President	$427,264
Thomas J. Flood	Brother of Patrick S. Flood, Chairman and CEO	Area Sales Manager	$389,548
Shay Greenie	Step-daughter-in-law of Dr. Paul Lopez, EVP—Business Development	Corporate Sales Trainer	$78,226
Brandon Hancock	Son-in-law of Dr. Ike Reighard, EVP and Chief People Officer	Loan officer	$69,305
Robert Wills	Half-brother of Patrick S. Flood, Chairman and CEO	Area Sales Manager	$251,500

(1)	Includes all W-2 cash compensation (base salary, bonus and business allowance) paid to the named person during 2005.

None of the family members named in the table above reports directly to the executive officer with whom a relationship is shown. All of the persons named in the table above are compensated in the same manner, and held to the same standards of performance as, any other associate.

Other Relationships and Transactions

Prior to our IPO, affiliates of GTCR Golder Rauner, L.L.C. (“GTCR”) held a majority interest in HBMC. In connection with our IPO, we granted piggyback registration rights permitting GTCR to register 10,441,123 shares of our common stock, for offer and sale in connection with specified types of registered public offerings by us. In September 2005, in connection with the filing of our universal shelf registration statement, we registered all of these shares of our common stock for offer and sale by GTCR and paid all of the costs associated with the registration of these shares.

Prior to joining HBMC in March 2005, one of our executive vice presidents, Dr. Courtney R. McCashland, was chief executive officer of TalentMine™, a division of Lydian Trust Company. Dr. McCashland also owned a 20% equity interest in TalentMine, which she sold in April 2005. During 2003 and 2004, HBMC engaged TalentMine to assist in the development of our online assessment and development tools for recruiting and evaluating associates and leased from TalentMine certain custom-developed software components used to develop HBMC’s internal recruiting tools. In 2004, HBMC amended the existing software lease agreement to become a purchase agreement for these components. The total consideration for the purchase of the components was $297,800 payable in four quarterly installments during 2005. HBMC also agreed to pay TalentMine a monthly retainer of $12,300 for hardware and software support and maintenance services during 2005 to assist in the transition from a leasing arrangement to ownership of the software components. During 2005, HBMC also engaged TalentMine for consulting services related to our performance appraisal assessment process and leadership development assessment program. HBMC paid TalentMine an aggregate of $507,850 in 2005.

COMPARISON OF CUMULATIVE TOTAL RETURNS

The following table compares cumulative total returns on our common stock and the indicated indexes assuming an investment of $100 on July 13, 2004, the date our common stock was first publicly traded, including the reinvestment of all dividends.

Date	HMB	NAREIT Mortgage REIT Index	Peer Group Index	Russell 2000 Index
July 13, 2004	$100.00	$100.00	$100.00	$100.00
December 31, 2004	$133.13	$118.70	$128.43	$116.54
December 31, 2005	$115.73	$91.17	$104.49	$121.95

(1)	Peer group consists of American Home Mortgage Corp.; Impac Mortgage Holdings, Inc.; MortgageIT Holdings, Inc.; New York Mortgage Trust, Inc.; and Thornburg Mortgage, Inc.

The stock performance graph is not and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 2—APPROVAL OF AMENDMENTS TO THE LTIP

We are asking for your approval of amendments to the HomeBanc Corp. 2004 Amended and Restated Long-Term Incentive Plan, or LTIP. Based on the recommendation of our compensation committee, our board on February 23, 2006 determined that it is in our best interests and the best interests of our shareholders to approve the amendments to the LTIP as described in this proxy statement, subject to shareholder approval at the annual meeting. The amendments to the LTIP will become effective as of the date they are approved by our shareholders at the annual meeting. Unless otherwise indicated, all references to “LTIP” in the description below are references to the LTIP, as proposed to be amended.

The proposed amendments to the LTIP would:

•	increase by five million shares the total number of shares of our common stock reserved and available for awards under the plan, so that the total number of shares available for award under the LTIP will be 8,300,000 shares, which includes all shares to be issued in the future under our Sales Equity Plan as described below;

•	provide for the grant of “qualified performance-based” awards that are intended to be fully deductible by the Company under Section 162(m) of the Code;

•	establish the performance criteria on which qualified performance-based awards granted under the LTIP may be based; and

•	update and clarify the LTIP to reflect new tax and accounting rules.

All of our associates (1,317 as of December 31, 2005, including our 13 executive officers), as well as our directors and consultants, are eligible to participate in the LTIP. The LTIP currently provides for awards of up to 3,300,000 shares of our common stock. As of March 31, 2006, there were approximately 2,700,000 shares of our common stock subject to outstanding awards and approximately 600,000 shares of our common stock were reserved and available for future awards under the LTIP.

Our board of directors believes that the increase in the number of shares reserved and available for awards under the LTIP is in the best interest of our company and our shareholders. Consistent with our “pay for performance” compensation philosophy, awards under the LTIP are designed and intended to attract and retain highly qualified associates, including our executive officers and other senior management, and to align their interests with those of our shareholders. In addition to awards to executive officers, we have historically utilized and intend to continue to utilize the LTIP to make broad-based awards to all of our associates and our non-employee directors, including the following:

•	awards to non-executive bonus eligible associates in connection with the award of cash bonuses for performance;

•	annual awards of RSUs to our non-employee directors under the Directors’ Plan, as described under “Corporate Governance Matters—Director Compensation” in this proxy statement;

•	“new hire” awards after completion of three months of service to each of our new associates who are not otherwise eligible to receive any equity awards; and

•	a profit sharing distribution to qualified associates.

We believe that this combination of awards to executive officers and directors and broad-based awards to our associates aligns the interests of award recipients with the interest of our shareholders and is an important element of maximizing shareholder value.

In addition, we maintain the Amended and Restated Sales Equity Incentive Plan (the “Sales Equity Plan”), which, as originally approved, provided that a portion of our loan officers’ commissions would be payable in the form of shares of restricted stock. The Sales Equity Plan was amended effective April 1, 2006 to provide that a portion of our loan officers’ commissions will be payable in the form of RSUs. The Sales Equity Plan is intended to link the personal interests of our loan officers with those of our shareholders, and to provide such persons with an incentive to maximize loan revenue. The Sales Equity Plan, which was approved by our shareholders at the 2005 annual meeting, currently provides for awards of up to 1,300,000 shares of our common stock, which shares shall be purchased on the open market. As of March 31, 2006, approximately 320,000 shares had been purchased in the open market and issued under the Sales Equity Plan and approximately 980,000 shares remained available for future awards. If the amendments to the LTIP are approved by our shareholders at the annual meeting, the 980,000 shares currently remaining available for future awards under the Sales Equity Plan will not be issued, and all future awards under the Sales Equity Plan will be made from, and count against, the 8,300,000 total authorized shares under the LTIP, and the Sales Equity Plan will no longer constitute a separate source of shares for the grant of equity awards.

A summary of the LTIP, including the proposed amendments, is set forth below. Provisions of the LTIP that would be affected by the proposed amendments are described both in their current state and as proposed to be amended. This summary is qualified in its entirety by the full text of the LTIP, as proposed to be amended and restated, which is attached to this proxy statement as Annex B.

Summary of the LTIP

Purpose. The purpose of the LTIP is to promote our success by linking the personal interests of our employees, officers, directors and consultants to those of our shareholders, and by providing participants with an incentive for outstanding performance.

Permissible Awards. The LTIP authorizes the granting of awards in any of the following forms:

•	options to purchase shares of our common stock, which may be nonstatutory stock options or incentive stock options under the Code;

•	SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award certificate) between the fair market value per share of our common stock on the date of exercise over the grant price;

•	restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the compensation committee;

•	restricted stock units, which represent the right to receive shares of our common stock (or an equivalent value in cash or other property, as specified in the award certificate) in the future, based upon the attainment of stated vesting or performance criteria in the case of RSUs;

•	performance awards, which are payable in cash or stock (as specified in the award certificate) upon the attainment of specified performance goals;

•	dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of stock underlying such full-value award; and

•	other stock-based awards in the discretion of the compensation committee, including unrestricted stock grants.

The proposed amendments would add the following provisions regarding the terms and conditions of permissible awards under the LTIP:

•	the exercise price for nonstatutory and incentive stock options may not be less than the fair market value of the underlying common stock on the date of grant (the LTIP currently only requires that incentive stock options be granted at fair market value);

•	dividend equivalents may be granted only with respect to full value awards, such as restricted stock and RSUs (the LTIP currently permits the grant of dividend equivalents with respect to all awards that may be granted under the LTIP); and

•	performance-based cash awards are specifically permitted under the LTIP.

Shares Available for Awards. The LTIP currently provides that, subject to adjustment as provided in the LTIP, the aggregate number of shares of our common stock that may be issued pursuant to awards granted under the LTIP is 3,300,000. The proposed amendments would increase this number by 5,000,000, so that a total of 8,300,000 shares of our common stock would be authorized to be issued pursuant to awards granted under the LTIP. The 2,700,000 shares previously issued under the LTIP and the 320,000 shares previously awarded under the Sales Equity Plan will count against the number of shares available for award under the LTIP, leaving approximately 5,280,000 shares available for new grants under the LTIP. The proposed amendments also provide that if shares are issued under the LTIP in substitution for stock and stock-based awards held by employees of another entity who become our associates as a result of a merger or acquisition, such shares will not count against the number of shares available for issuance under the LTIP.

Limitations on Individual Awards. The LTIP currently does not have any limitations on the number or value of individual awards. As more fully described below, the proposed amendments would permit the grant under the LTIP of qualified performance-based awards that are intended to meet the exemption from the limitation on deductibility imposed by Code Section 162(m). In order to meet one of the requirements for qualified performance-based awards under Code Section 162(m), the proposed amendments would impose certain limitations on the number and value of awards that may be received by any one person during any one calendar year. The proposed amendment would impose the following limitations on individual awards:

•	the maximum number of shares of common stock that may be covered by options and SARs granted under the LTIP to any one person during any one calendar year is 500,000;

•	the maximum number of shares of common stock that may be granted under the LTIP in the form of full-value awards (such as restricted stock, RSUs, performance shares or other stock-based awards other than options or SARs) under the LTIP to any one person during any one calendar year is 500,000; and

•	the aggregate dollar value of any cash-based award that may be paid to any one participant during any one calendar year under the LTIP is $2,000,000.

Administration. The LTIP will be administered by the compensation committee of our board of directors. The compensation committee will have the authority to designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations as it may deem advisable to administer the LTIP; and make all other decisions and determinations that may be required under the LTIP. Our board of directors may at any time administer the LTIP. If it does so, it will have all the powers of the compensation committee under the LTIP.

Performance Goals. The proposed amendments to the LTIP would permit the grant of qualified performance-based awards that are intended to meet the exemption from the limitation on deductibility imposed by Code Section 162(m). All options and SARs granted under the LTIP will be exempt from the $1,000,000 deduction limit imposed by Code Section 162(m). The proposed amendments would permit the compensation committee to designate any other award granted under the LTIP as a qualified performance-based award in order to make the award fully deductible without regard to the $1,000,000 deduction limit imposed by Code Section 162(m). If an award is so designated, the compensation committee must establish objectively determinable performance goals for the award based on one or more of the following business criteria, which may be expressed in terms of company-wide objectives or in terms of objectives that relate to the performance of an affiliate or a division, region, department or function within the company or an affiliate:

•	Revenue

•	Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings (REIT taxable earnings, GAAP pre-tax earnings, GAAP net earnings, EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Return measures (including, but not limited to, returns on assets, capital, equity, or sales, and cash flow returns on assets, capital, equity, or sales)

•	Market share

•	Improvements in capital structure

•	Expenses (expense management, expense ratio, efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Loan origination efficiency measures

•	Customer satisfaction or retention measures

•	Associate satisfaction or retention measures

The compensation committee must establish such goals at the beginning of the period for which such performance goal relates (or such later date as may be permitted under applicable tax regulations) and the compensation committee may for any reason reduce (but not increase) any award, notwithstanding the achievement of a specified goal.

Limitations on Transfer; Beneficiaries. No award will be assignable or transferable by a participant other than by will or the laws of descent and distribution; provided, however, that the compensation committee may permit other transfers where it concludes that such transferability does not result in accelerated taxation, does not cause any option intended to be an incentive stock option to fail to qualify as such, and is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, any state or federal tax or securities laws or regulations applicable to transferable awards. The proposed amendments would specifically prohibit a LTIP participant from transferring an award to a third party for value. A participant may, in the manner determined by the compensation committee, designate a beneficiary to exercise the rights of the participant and to receive any distribution with respect to any award upon the participant’s death.

Acceleration Upon Certain Events. Unless otherwise provided in an award certificate, upon the death, disability or retirement of a participant, all of his or her outstanding awards under the LTIP will become fully vested. In addition, an award certificate may provide that all of a participant’s outstanding awards under the LTIP will become fully vested upon the occurrence of a specified future event, including but not limited to a change in control of our company or the participant’s employment being terminated in connection with a change in control of our company. In addition, subject to limitations applicable to certain qualified performance-based awards, the compensation committee may in its discretion accelerate the vesting of an award at any other time and may discriminate among participants or among awards in exercising its discretion.

Adjustments. In the event of a stock-split, a declaration of a dividend payable in shares of common stock, or a combination or consolidation of our common stock into a lesser number of shares, the share authorization limits under the LTIP will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price for such award. If we are involved in a corporate transaction or event that affects our common stock, such as an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the share authorization limits under the LTIP will be adjusted proportionately, and the compensation committee may adjust the LTIP and outstanding awards to preserve the benefits or potential benefits of the awards.

Termination and Amendment. Our board of directors or the compensation committee may, at any time and from time to time, terminate or amend the LTIP, but if an amendment would materially increase the number of shares of stock issuable under the LTIP, expand the types of awards available under the LTIP, materially expand the class of participants eligible to participate in the LTIP, materially extend the term of the LTIP or otherwise constitute a material amendment requiring shareholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to shareholder approval. In addition, the board of directors or the compensation committee may condition any amendment on the approval the shareholders for any other reason. No termination or amendment of the LTIP may, without the written consent of the participant, reduce or diminish the value of an outstanding award determined as if the award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination.

The compensation committee may amend or terminate outstanding awards. However, such amendments may require the consent of the participant and, unless approved by the shareholders, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Prohibition on Repricing. As indicated above under “Termination and Amendment,” outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior consent of our shareholders. The exchange of an “underwater” option or SAR (i.e., an option or SAR having an exercise price in excess of the current market value of the underling stock) for another award would be considered an indirect repricing and would, therefore, require the prior consent of our shareholders.

Certain Federal Tax Effects

Nonstatutory Stock Options. There will be no federal income tax consequences to the optionee or to us upon the grant of a nonstatutory stock option under the LTIP. When the optionee exercises a nonstatutory option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock received upon exercise of the option at the time of exercise over the exercise price, and we will be allowed a corresponding federal income tax deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to us upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange, or other disqualifying disposition before the required holding period ends, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and we will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights. A participant receiving a SAR under the LTIP will not recognize income, and we will not be allowed a tax deduction, at the time the award is granted. When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of common stock received will be ordinary income to the participant and we will be allowed as a corresponding federal income tax deduction at that time.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and we will not be allowed a tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount he or she paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted Stock Units. A participant will not recognize income, and we will not be allowed a tax deduction, at the time an RSU is granted. Upon receipt of shares of common stock (or the equivalent value in cash or other property) in settlement of a stock unit award, a participant will recognize ordinary income equal to the fair market value of the common stock or other property as of that date (less any amount he or she paid for the stock or property), and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards. A participant generally will not recognize income, and we will not be allowed a tax deduction, at the time performance awards are granted. Upon receipt of shares or cash, stock or other property in settlement of a performance award, the cash amount or the fair market value of the stock or other property will be ordinary income to the participant, and we will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Code Section 409A. The LTIP permits the grant of various types of incentive awards, which may or may not be exempt from Code Section 409A. If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties. Restricted stock awards, and stock options and SARs that comply with the terms of the LTIP and do not have a deferral feature, are generally exempt from the application of Code Section 409A. RSUs and performance units generally are subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from Section 409A. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties. The proposed amendments to the LTIP add a provision to the LTIP that is intended to ensure that any awards that may be subject to Section 409A will either satisfy the short-term deferral exception or otherwise comply with the requirements of Section 409A.

Benefits to Named Executive Officers and Others

Awards under the LTIP are made at the discretion of our compensation committee. Therefore, it is not presently possible to determine the benefits or amounts that will be received under the LTIP by any particular person or group pursuant to the LTIP in the future. The table below shows the RSUs and SARs that were granted under the LTIP in 2004 and 2005 to the persons and groups shown in the table. All grants to the persons named in the table below were approved by our compensation committee.

Amended and Restated 2004 Long-Term Incentive Plan

	Number of RSUs(1)		Number of SARs(2)
	2004	2005	2004	2005
Named Executive Officers:
Patrick S. Flood Chairman and Chief Executive Officer	202,667	40,024	250,000	7,309

Kevin D. Race President, Chief Operating Officer and Chief Financial Officer of HomeBanc Corp.	91,200	22,458	140,000	4,771

Dr. D. “Ike” Reighard Executive Vice President and Chief People Officer	15,200	4,903	25,000	1,181

Dr. Paul Lopez Executive Vice President of Business Development	15,200	6,600	25,000	1,747

John Kubiak Senior Vice President and Chief Investment Officer	25,334	2,419	15,000	—

All Executive Officers as a Group (13 persons)	454,069	108,863	574,050	19,852

Non-Employee Directors and Nominees(3):
Glenn T. Austin, Jr.	3,379	5,769	—	—

Lawrence W. Hamilton	—	5,319	—	—

Warren Y. Jobe	3,087	5,737	—	—

Joel K. Manby	—	5,319	—	—

Robert C. Patton	—	—	—	—

Bonnie L. Phipps	—	5,319	—	—

John W. Spiegel	—	4,199	—	—

James B. Witherow	—	—	—	—

All Non-Employee Directors as a Group	6,466	31,662	—	—

All Non-Executive Officer Employees as a Group	270,160	198,697	526,500	169,486

(1)	RSUs granted to our officers vest in four equal annual installments beginning on the anniversary date of their grant. RSUs granted to officers in 2004 included tandem dividend equivalent rights that convert into additional RSUs. RSUs granted to our officers in 2005 included tandem dividend equivalent rights accrued in cash. See note (3) under “Executive Compensation—Summary Compensation Table” for more details on the actual RSUs awarded to our named executive officers in 2004 and 2005. Numbers shown in the table above include RSUs granted as dividend equivalent rights.

(2)	SARs granted to our officers vest in four equal installments beginning on the anniversary date of their grant and expire on the tenth anniversary of their grant date. SARs granted in 2004 included tandem dividend equivalent rights that convert into shares of our common stock. SARs granted in 2005 do not have dividend equivalent rights. An aggregate of 7,660 dividend equivalent rights were awarded to our executive officers in 2004, and an aggregate of 58,967 dividend equivalent rights were awarded to our executive officers in 2005. See note (2) under “Executive Compensation—Fiscal Year-End SAR Values for more details on the SARs and dividend equivalent rights awarded to our named executive officers in 2004 and 2005.
(3)	RSUs granted to our non-employee directors vest in 12 equal installments over the year from the date of grant. All RSUs granted to non-employee directors in 2004 and 2005 included tandem dividend equivalent rights that convert into additional RSUs. Numbers shown in the table above include RSUs granted as dividend equivalent rights.

Our board recommends that you vote “FOR” approval and adoption of the amendment to the LTIP.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our common stock that may be issued under all of our equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (Column A)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (Column B)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (Column C)
Equity compensation plans approved by security holders	2,376,914	(1)	$7.76	696,271	(3)
	—	(2)	$8.01	987,105	(4)
Equity compensation plans not approved by security holders	—		—	—

(1)	The LTIP, which is described under “Executive Compensation—Stock and Benefit Plans—Amended and Restated 2004 Long-Term Incentive Plan” and under “Proposal 2—Approval of Amendments to the LTIP”, in this proxy statement.
(2)	Under the terms of the Sales Equity Plan in effect as of December 31, 2005, a portion of our eligible loan officers’ commissions are payable in the form of shares of restricted stock, which shares are purchased on the open market. The Sales Equity Plan was amended effective April 1, 2006 to provide that a portion of our eligible loan officers’ commissions are payable in the form of RSUs, which will be settled in shares of our common stock purchased on the open market. As described under “Proposal 2—Approval of Amendments to the LTIP”, if the amendments to the LTIP are approved by our shareholders at the annual meeting, all future awards under the Sales Equity Plan will be made from, and count against, the authorized shares under the LTIP, and the Sales Equity Plan will no longer constitute a separate source of shares for the grant of equity awards.
(3)	All shares under the LTIP may be issued pursuant to the grant, exercise or conversion of stock options, SARS, restricted stock, RSUs and performance shares.
(4)	All shares available under the Sales Equity Plan are issuable upon conversion of RSUs.

AUDIT COMMITTEE REPORT

The Audit Committee oversees our financial reporting process, internal controls and audit function on behalf of the Board of Directors. The Audit Committee operates under a written charter which was adopted in September 2004. The full text of the charter is available on our website at www.homebanc.com.

Management has primary responsibility for financial statements, for maintaining effective internal control over financial reporting and for assessing and maintaining the effectiveness of our internal control over financial reporting. Management has represented to the Audit Committee that our 2005 consolidated financial statements are in accordance with accounting principles generally accepted in the United States. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in our annual report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, our independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements and related schedules with U.S. generally accepted accounting principals, its judgments as to the quality, not just the acceptability, of the accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended, other standards of the Public Company Accounting Oversight Board, United States, rules of the SEC and other applicable regulations. The Committee also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP their independence from us and our management, and considered the compatibility of non-audit services with Ernst & Young LLP’s independence.

The Audit Committee discussed with PricewaterhouseCoopers LLP, who served as our internal auditors, and Ernst & Young LLP the overall scope and plans for their respective audits. The Audit Committee meets periodically with each of Ernst & Young LLP and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examination, their evaluations of our internal control, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board that the audited consolidated financial statements and related schedules be included in our annual report on Form 10-K for the year ended December 31, 2005, filed with the SEC.

AUDIT COMMITTEE

Warren Y. Jobe, Chairman

Joel K. Manby

Bonnie L. Phipps

John W. Spiegel

April 10, 2006

The foregoing report is not and should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2006

Our audit committee has selected Ernst & Young LLP to serve as our independent registered public accountants for 2006, and our board has determined to submit this matter to our shareholders for ratification. Representatives of Ernst & Young LLP will be present at the annual meeting to answer questions. They will also have the opportunity to make a statement if they desire to do so.

Our board recommends that you vote “FOR” the ratification

of the appointment of Ernst & Young LLP as our independent registered public accountants for 2006.

Summary of Fees to Independent Registered Public Accountants for Fiscal 2004 and 2005

Ernst & Young LLP served as our and our predecessors’ independent registered public accountants during fiscal years 2004 and 2005. Aggregate fees billed to us for fiscal years 2004 and 2005 by Ernst & Young LLP were as follows:

	Fiscal Year
	2004	2005
Audit Fees(1)	$1,004,380	$1,772,408
Audit-Related Fees(2)	64,416	22,410
Tax Fees(3)	18,594	232,564
All Other Fees(4)	—	1,840

Total Fees	$1,087,390	$2,029,222

(1)	Audit fees include audit of our consolidated financial statements; statutory audit of HBMC; and selected consultations with management.
(2)	Audit-related fees include agreed-upon procedure engagements; audit of our 401(k) Plan; consents and “comfort letters” for SEC filings; consultations with management on securitization transactions; and other audit-related services.
(3)	Tax fees include federal and state tax compliance and planning.
(4)	All other fees include subscription fees for audit and accounting tools.

The audit committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining auditor independence and concluded that the provision of such non-audit services was permissible.

Pre-Approval of Audit and Non-Permissible Non-Audit Services

The audit committee pre-approves all audit and permissible non-audit services provided by our independent auditors. Our audit committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service (1) would create a mutual or conflicting interest between the independent auditors and us, (2) would place the independent auditors in the position of auditing their own work, (3) would result in the independent auditors acting in the role of management or as employees of ours, or (4) would place the independent auditors in a position of acting as an advocate for us. Additionally, the audit committee considers whether the independent auditors are best positioned and qualified to provide the most effective and efficient service, based on factors such as the independent auditors’ familiarity with our business, personnel, systems or risk profile and whether provision of the service by the independent auditors would enhance our ability to manage or control risk or improve audit quality or would otherwise be beneficial to us. Pre-approvals are generally provided for no more than one year at a time, typically identify the particular services or category of services to be provided, and are generally subject to a budget or dollar limit. Individual engagements that are anticipated to exceed any pre-established thresholds must be separately approved.

OTHER MATTERS

As of the date of this proxy statement, we know of no other business that will be presented for consideration at the annual meeting in addition to those items referred to above. If any other matter is properly brought before the annual meeting for action by our shareholders, proxies in the enclosed form returned to the company will be voted in accordance with the recommendation by the board of directors or, in the absence of any recommendation, in accordance with the judgment of the proxy holder.

ANNUAL REPORT ON FORM 10-K

A copy of our 2005 Annual Report on Form 10-K accompanies this proxy statement. You may request another free copy of the 2005 Annual Report on Form 10-K from:

HomeBanc Corp.

Attn: Investor Relations

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

We will furnish to you at no charge any exhibit to the 2005 Annual Report on Form 10-K that you specifically request. Our 2005 Annual Report on Form 10-K is also available on our website at www.homebanc.com. We are not incorporating the information on our website into this proxy statement, and our website and the information appearing on our website are not included in, and are not part of, this proxy statement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file certain reports with respect to their beneficial ownership of our common stock. In addition, Item 405 of Regulation S-K requires us to identify each reporting person who failed to file on a timely basis reports required by Section 16(a) during the most recent fiscal year. Based upon information supplied to us, we believe that the Form 4s dated August 31, 2005, filed for each of Patrick S. Flood, Kevin D. Race, and Robert C. Bennett, and the Form 4 dated November 8, 2005, filed for Jacqueline E. Yeaney, failed to report shares of our common stock forfeited by such persons to cover taxes associated with the vesting of dividend equivalent rights payable in shares of our common stock. Amendments to each of the Form 4s described above were filed upon discovery of the omission.

FINANCIAL STATEMENTS

Our 2005 Annual Report on Form 10-K for the year ended December 31, 2005, including audited financial statements, is being mailed together with this proxy statement.

SHAREHOLDER PROPOSALS FOR

2007 ANNUAL MEETING OF SHAREHOLDERS

Shareholders interested in submitting a proposal for inclusion in the proxy materials for the 2007 annual meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Secretary no later than December 21, 2006. Shareholder proposals should be submitted to HomeBanc Corp., c/o Secretary, 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319.

Under our bylaws and corporate governance guidelines, no business may be brought before an annual meeting unless it is specified in the notice of the annual meeting or otherwise properly brought before the annual meeting by or at the direction of the board or by a shareholder who has delivered written notice to our Secretary containing certain information specified in our bylaws not later than December 21, 2006 and not earlier than October 2, 2006. You can obtain a copy of our bylaws from our Secretary. In addition, any shareholder wishing to submit a nominee for director must comply with the procedures for such a nomination set forth in our Corporate Governance Guidelines, which are described in this proxy statement under “Corporate Governance Matters—Nominees Recommended by Shareholders.” These requirements are separate from and in addition to the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy statement.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering to that address a single proxy statement to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to HomeBanc Corp., c/o Secretary, 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319 or by calling our Investor Relations department at (404) 459-7400.

Annex A

Categorical Standards for Director Independence

The Corporate Governance Guidelines (the “Guidelines”) of HomeBanc Corp. (the “Company”) provide that the Company shall have at all times a majority of independent directors as defined by the rules and regulations of the New York Stock Exchange. For a director to be deemed “independent,” the Company’s Board of Directors (the “Board”) must affirmatively determine that the director has no material relationship with the Company or his or her affiliates. This determination shall be disclosed in the proxy statement for each annual meeting of the Company’s shareholders.

In making its determination of director independence, the Board shall apply the following standards:

1.	No director shall be deemed “independent” if:

a.	The director is, or has been within the last three years, an employee of the Company or an immediate family member of such director is, or has been within the last three years, an executive officer of the Company.

b.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c.	(i) The director, or an immediate family member of such director, is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

d.	The director, or an immediate family member of such director, is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

e.	The director is a current employee or general partner, or an immediate family member of such director is a current executive officer or general partner of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other entity’s consolidated gross revenues.

f.	In addition to the immediately preceding provision above that applies to property and services generally, the director is, or an immediate family member of such director is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that is a paid provider of professional services to the Company, any of its affiliates, any executive officer or any affiliate of an executive officer, and which received payments with respect to such services in an amount which, in the preceding twelve months, exceeds $60,000 (but does not exceed the greater of $1 million or 2% of such other entity’s consolidated gross revenue).

g.	The director is an executive officer of any tax exempt organization that received contributions in any single fiscal year within the preceding three years which exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

A-1

2.	Notwithstanding the foregoing, arm’s-length transactions entered in the normal course of business between the Company and any director (or any immediate family member of such director) which consist solely of first or second mortgage loans on the principal dwelling or owner-occupied second home of such person extended on the same non-preferential, market terms (including fees and charges) offered by the Company to its customers generally, shall not disqualify a director from being deemed independent.

* * * * *

A-2

Annex B

HOMEBANC CORP.

AMENDED AND RESTATED 2004 LONG-TERM INCENTIVE PLAN

(as amended May __, 2006)

ARTICLE 1

PURPOSE

1.1 GENERAL. The purpose of the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) is to promote the success, and enhance the value, of HomeBanc Corp. (the “Company”), by linking the personal interests of employees, officers, directors and consultants of the Company or any Affiliate (as defined below) to those of Company shareholders and by providing such persons with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, directors and consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, officers, directors and consultants of the Company and its Affiliates.

ARTICLE 2

DEFINITIONS

2.1 DEFINITIONS. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Section 1.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

(a) “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

(b) “Award” means any Option, Stock Appreciation Right, Restricted Stock or Restricted Stock Unit Award, Performance Award, Dividend Equivalent Award, or Other Stock-Based Award, Performance-Based Cash Award or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

(c) “Award Certificate” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment agreement, if any, between such Participant and the Company or an Affiliate, provided, however that if there is no such employment agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Cause” shall mean any of the following acts by the Participant, as determined by the Board: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

(f) “Change of Control” means and includes the occurrence of any one of the following events but shall specifically exclude a Public Offering:

(i) individuals who, on the Effective Date, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least a majority of such Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any “Person” (such term for purposes of this definition being as defined in Section 3(a)(9) of the 1934 Act and as used in Section 13(d)(3) and 14(d)(2) of the 1934 Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed an Incumbent Director; or

(ii) any Person is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of either (A) 30% or more of the then-outstanding shares of common stock of the Company (“Company Common Stock”) or (B) securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”); provided, however, that for purposes of this subsection (ii), the following acquisitions shall not constitute a Change in Control: (v) an acquisition directly from the Company, (w) an acquisition by the Company or a Subsidiary of the Company, (x) an acquisition by a Person who is on the Effective Date the beneficial owner, directly or indirectly, of 50% or more of the Company Common Stock or the Company Voting Securities, (y) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, or (z) an acquisition pursuant to a Non-Qualifying Transaction (as defined in subsection (iii) below); or

(iii) the consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or a Subsidiary (a “Reorganization”), or the sale or other disposition of all or substantially all of the Company’s assets (a “Sale”) or the acquisition of assets or stock of another corporation (an “Acquisition”), unless immediately following such Reorganization, Sale or Acquisition: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such Reorganization, Sale or Acquisition beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Reorganization, Sale or Acquisition (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets or stock either directly or through one or more subsidiaries, the “Surviving Corporation”) in substantially the same proportions as their ownership, immediately prior to such Reorganization, Sale or Acquisition, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no Person (other than (x) the Company or any Subsidiary of the Company, (y) the Surviving Corporation or its ultimate parent corporation, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing is the beneficial owner, directly or indirectly, of 30% or more of the total common stock or 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation, and (C) at least a majority of the members of the board of directors of the Surviving Corporation were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization, Sale or Acquisition (any Reorganization, Sale or Acquisition which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(h) “Committee” means the committee of the Board described in Article 4.

(i) “Company” means HomeBanc Corp., a Georgia corporation.

(j) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer, consultant or director of the Company or any Affiliate, as applicable; provided however, that for purposes of an Incentive Stock Option, “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee of the Company or any Parent or Subsidiary, as applicable. Continuous Status as a Participant shall not be considered interrupted in the case of any leave of absence authorized in writing by the Company prior to its commencement.

(k) “Covered Employee” means a covered employee as defined in Code Section 162(m)(3).

(l) “Disability” or “Disabled” has the same meaning as provided in the long-term disability plan or policy maintained by the Company or if applicable, most recently maintained, by the Company or if applicable, an Affiliate, for the Participant, whether or not such Participant actually receives disability benefits under such plan or policy. If no long-term disability plan or policy was ever maintained on behalf of Participant or if the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code. In the event of a dispute, the determination whether a Participant is Disabled will be made by the Committee and may be supported by the advice of a physician competent in the area to which such Disability relates.

(m) “Dividend Equivalent” means a right granted to a Participant under Article 11.

(n) “Effective Date” has the meaning assigned such term in Section 3.1.

(o) “Eligible Participant” means an employee, officer, consultant or director of the Company or any Affiliate.

(p) “Exchange” means the New York Stock Exchange or any other national securities exchange or, if applicable, the Nasdaq National Market on which the Stock may from time to time be listed or traded.

(q) “Fair Market Value”, on any date, means (i) if the Stock is listed on a securities exchange or is traded over the Nasdaq National Market, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Stock is not listed on a securities exchange or traded over the Nasdaq National Market, the mean between the bid and offered prices as quoted by Nasdaq for such immediately preceding trading date, provided that if it is determined that the fair market value is not properly reflected by such Nasdaq quotations, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable.

(r) “Full Value Award” means an Award other than in the form of an Option or SAR, and which is settled by the issuance of Stock.

(s) “Good Reason” has the meaning assigned such term in the employment agreement, if any, between a Participant and the Company or an Affiliate, provided, however that if there is no such employment agreement in which such term is defined, and unless otherwise defined in the applicable Award Certificate, “Good Reason” shall mean any of the following acts by the Company or an Affiliate without the consent of the Participant (in each case, other than an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company or an Affiliate promptly after receipt of notice thereof given by the Participant): (i) the assignment to the Participant of duties materially inconsistent with, or a material diminution in, the Participant’s position, authority, duties or responsibilities as in effect immediately prior to a Change of Control, (ii) a reduction by the Company or an Affiliate in the Participant’s base salary, (iii) the Company or an Affiliate requiring the Participant, without his or her consent, to be based at any office or location more than 35 miles from the location at which the Participant was stationed immediately prior to a Change of Control, or (iv) the continuing material breach by the Company or an Affiliate of any employment agreement between the Participant and the Company or an Affiliate after the expiration of any applicable period for cure.

(t) “Grant Date” means the date an Award is made by the Committee.

(u) “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

(v) “Non-Employee Director” means a director of the Company who is not a common law employee of the Company or any Affiliate.

(w) “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

(x) “Option” means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

(y) “Other Stock-Based Award” means a right, granted to a Participant under Article 12, that relates to or is valued by reference to Stock or other Awards relating to Stock.

(z) “Parent” means a corporation, limited liability company, partnership or other entity which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

(aa) “Participant” means a person who, as an employee, officer, director or consultant of the Company or any Affiliate, has been granted an Award under the Plan; provided that in the case of the death of a Participant, the term “Participant” refers to a beneficiary designated pursuant to Section 14.5 or the legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

(bb) “Performance Award” means Performance Shares or Performance Units or Performance-Based Cash Awards granted pursuant to Article 9.

(cc) “Performance-Based Cash Award” means a right granted to a Participant under Article 9 to a cash award to be paid upon achievement of such performance goals as the Committee establishes with regard to such Award.

(dd) “Performance Share” means any right granted to a Participant under Article 9 to a unit to be valued by reference to a designated number of Shares to be paid upon achievement of such performance goals as the Committee establishes with regard to such Performance Share.

(ee) “Performance Unit” means a right granted to a Participant under Article 9 to a unit valued by reference to a designated amount of cash or property other than Shares to be paid to the Participant upon achievement of such performance goals as the Committee establishes with regard to such Performance Unit.

(ff) “Person” means any individual, entity or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act.

(gg) “Plan” means this Amended and Restated 2004 Long-Term Incentive Plan, as amended from time to time.

(hh) “Qualified Performance-Based Award” means an Award granted to an officer of the Company that is either (i) intended to qualify for the Section 162(m) Exemption and is made subject to performance goals based on Qualified Business Criteria as set forth in Section 13.2, or (ii) an Option or SAR having an exercise price equal to or greater than the Fair Market Value of the underlying Stock as of the Grant Date.

(ii) “Qualified Business Criteria” means one or more of the Business Criteria listed in Section 13.2 upon which performance goals for certain Qualified Performance-Based Awards may be established by the Committee.

(jj) “Restricted Stock Award” means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

(kk) “Restricted Stock Unit Award” means the right to receive shares of Stock in the future, granted to a Participant under Article 10.

(ll) “Retirement” means a Participant’s termination of employment with the Company or an Affiliate (i) after attaining age 62, or (ii) after attaining age 55 and having at least 10 years of service with the Company or an Affiliate.

(mm) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code or any successor provision thereto.

(nn) “Shares” means shares of the Company’s Stock. If there has been an adjustment or substitution pursuant to Section 15.1, the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted pursuant to Section 15.1.

(oo) “Stock” means the $.01 par value common stock of the Company and such other securities of the Company as may be substituted for Stock pursuant to Article 15.

(pp) “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a Share as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

(qq) “Subsidiary” means any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

(rr) “1933 Act” means the Securities Act of 1933, as amended from time to time.

(ss) “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

ARTICLE 3

TERM OF PLAN

3.1 EFFECTIVE DATE. The Plan was originally adopted by the Board on March 16, 2004. The Plan was approved by the shareholders of the Company on April 1, 2004 and became effective as of that date (the “Effective Date”). The Plan was amended and restated by the Board and reapproved by the shareholders as of June 29, 2004. The Plan was further amended by the Board on February 23, 2006 and such amendments were approved by the shareholders of the Company on May __, 2006.

3.2 TERMINATION OF PLAN. The Plan shall terminate on April 1, 2014, which is ten (10) years after the Effective Date. The termination of the Plan on such date shall not affect the validity of any Award outstanding on the date of termination.

ARTICLE 4

ADMINISTRATION

4.1. COMMITTEE. The Plan shall be administered by a Committee appointed by the Board (which Committee shall consist of at least two directors) or, at the discretion of the Board from time to time, the Plan may be administered by the Board. It is intended that at least two of the directors appointed to serve on the Committee shall be “non-employee directors” (within the meaning of Rule 16b-3 promulgated under the 1934 Act) and “outside directors” (within the meaning of code Section 162(m)) and that any such members of the Committee who do not so qualify shall abstain from participating in any decision to make or administer Awards that are made to Eligible Participants who at the time of consideration for such Award (i) are persons subject to the short-swing profit rules of Section 16 of the 1934 Act, or (ii) are reasonably anticipated to become Covered Employees during the term of the Award. However, the mere fact that a Committee member shall fail to qualify under either of the foregoing requirements or shall fail to abstain from such action shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board. The Board may reserve to itself any or all of the authority and responsibility of the Committee under the Plan or may act as administrator of the Plan for any and all purposes. To the extent the Board has reserved any authority and responsibility or during any time that the Board is acting as administrator of the Plan, it shall have all the powers of the Committee hereunder, and any reference herein to the Committee (other than in this Section 4.1) shall include the Board. To the extent any action of the Board under the Plan conflicts with actions taken by the Committee, the actions of the Board shall control.

4.2 ACTION AND INTERPRETATIONS BY THE COMMITTEE. For purposes of administering the Plan, the Committee may from time to time adopt rules, regulations, guidelines and procedures for carrying out the provisions and purposes of the Plan and make such other determinations, not inconsistent with the Plan, as the Committee may deem appropriate. The Committee’s interpretation of the Plan, any Awards granted under the Plan, any Award Certificate and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Affiliate, the Company’s or an Affiliate’s independent certified public accountants, Company counsel or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

4.3 AUTHORITY OF COMMITTEE. Except as provided below, the Committee has the exclusive power, authority and discretion to:

(a)	Grant Awards;

(b)	Designate Participants;

(c)	Determine the type or types of Awards to be granted to each Participant;

(d)	Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(e)	Determine the terms and conditions of any Award granted under the Plan, including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines;

(f)	Accelerate the vesting, exercisability or lapse of restrictions of any outstanding Award, in accordance with Article 14, based in each case on such considerations as the Committee in its sole discretion determines;

(g)	Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(h)	Prescribe the form of each Award Certificate, which need not be identical for each Participant;

(i)	Decide all other matters that must be determined in connection with an Award;

(j)	Establish, adopt or revise any rules, regulations, guidelines or procedures as it may deem necessary or advisable to administer the Plan;

(k)	Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan;

(l)	Amend the Plan or any Award Certificate as provided herein; and

(m)	Adopt such modifications, procedures, and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any Affiliate may operate, in order to assure the viability of the benefits of Awards granted to participants located in such other jurisdictions and to meet the objectives of the Plan.

Notwithstanding the foregoing, grants of Awards to Non-Employee Directors hereunder shall be made only in accordance with the terms, conditions and parameters of a formula program for equity awards to Non-Employee Directors as approved by the Board from time to time, and the Committee may not make discretionary grants hereunder to Non-Employee Directors.

Notwithstanding the above, the Board or the Committee may expressly delegate to a special committee consisting of one or more directors who are also officers of the Company some or all of the Committee’s authority under subsections (a) through (i) above, except that no delegation of its duties and responsibilities may be made to officers of the Company with respect to Awards to Eligible Participants (a) who are, or who are anticipated to become, subject to the short-swing profit rules of Section 16 of the 1934 Act, or (b) who as of the Grant Date are reasonably anticipated to be become Covered Employees during the term of the Award. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report to the Committee regarding the delegated duties and responsibilities.

4.4. AWARD CERTIFICATES. Each Award shall be evidenced by an Award Certificate. Each Award Certificate shall include such provisions, not inconsistent with the Plan, as may be specified by the Committee.

ARTICLE 5

SHARES SUBJECT TO THE PLAN

5.1. NUMBER OF SHARES. Subject to adjustment as provided in Section 5.2 and 15.1, the aggregate number of Shares reserved and available for issuance pursuant to Awards granted under the Plan shall be 8,300,000, all of which may be issued upon exercise of Incentive Stock Options granted under the Plan.

5.2. SHARE COUNTING.

(a) To the extent that an Award is canceled, terminates, expires, is forfeited or lapses for any reason, any unissued or forfeited Shares subject to the Award will again be available for issuance pursuant to Awards granted under the Plan.

(b) Shares subject to Awards settled in cash will again be available for issuance pursuant to Awards granted under the Plan.

(c) Shares withheld from an Award to satisfy minimum tax withholding requirements will again be available for issuance pursuant to Awards granted under the Plan (but Shares delivered by a Participant to satisfy tax withholding requirements shall not be added back to the number of Shares available for issuance under the Plan).

(d) If the exercise price of an Option is satisfied by delivering Shares to the Company (by either actual delivery or attestation), only the number of Shares issued in excess of the delivery or attestation shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(e) To the extent that the full number of Shares subject to an Option or Stock Appreciation Right is not issued upon exercise of the Option or Stock Appreciation Right for any reason, including by reason of net-settlement of the Award, only the number of Shares issued and delivered upon exercise of the Option or Stock Appreciation Right shall be considered for purposes of determining the number of Shares remaining available for issuance pursuant to Awards granted under the Plan.

(f) Substitute Awards granted pursuant to Section 14.11 of the Plan shall not count against the Shares otherwise available for issuance under the Plan.

5.3. STOCK DISTRIBUTED. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock, or Stock purchased on the open market.

5.4. LIMITATION ON AWARDS. Notwithstanding any provision in the Plan to the contrary (but subject to adjustment as provided in Section 15.1), the maximum number of Shares with respect to one or more Options and/or SARs that may be granted during any one calendar year under the Plan to any one Participant shall be 500,000. The maximum aggregate grant with respect to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or other Stock-Based Awards (other than Options or SARs) granted in any one calendar year to any one Participant shall be 500,000. The aggregate dollar value of any Performance-Based Cash Award or other cash-based award that may be paid to any one Participant during any one calendar year under the Plan shall be $2,000,000.

ARTICLE 6

ELIGIBILITY

6.1. GENERAL. Awards may be granted only to Eligible Participants; except that Incentive Stock Options may not be granted to Eligible Participants who are not employees of the Company or a Parent or Subsidiary as defined in Section 424(e) and (f) of the Code.

ARTICLE 7

STOCK OPTIONS

7.1.	GENERAL. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(a) EXERCISE PRICE. The exercise price per Share under an Option shall be determined by the Committee, provided that the exercise price for any Option (other than an Option issued as a substitute Award pursuant to Section 14.11) shall not be less than the Fair Market Value as of the Grant Date.

(b) TIME AND CONDITIONS OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, subject to Section 7.1(d). The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised or vested. The Committee may waive any exercise or vesting provisions at any time in whole or in part based upon factors as the Committee may determine in its sole discretion so that the Option becomes exercisable or vested at an earlier date.

(c) PAYMENT. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, Shares, or other property (including “cashless exercise” arrangements), and the methods by which Shares shall be delivered or deemed to be delivered to Participants; provided, however, that if Shares are used to pay the exercise price of an Option, such Shares must have been held by the Participant for such period of time, if any, as necessary to avoid variable accounting for the Option.

(d) EXERCISE TERM. In no event may any Option be exercisable for more than ten years from the Grant Date.

(e) ADDITIONAL OPTIONS UPON EXERCISE. The Committee may, in its sole discretion, provide in an original Award Certificate for the automatic grant of a new Option to any Participant who delivers Shares as full or partial payment of the exercise price of the original Option. Any new Option granted in such a case (i) shall be for the same number of Shares as the Participant delivered in exercising the original

Option, (ii) shall have an exercise price of 100% of the Fair Market Value of the surrendered Shares on the date of exercise of the original Option (the grant date for the new Option), and (iii) shall have a term equal to the unexpired term of the original Option.

7.2. INCENTIVE STOCK OPTIONS. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

(a) LAPSE OF OPTION. An Incentive Stock Option shall lapse upon the earliest of the following circumstances; provided, however, that the Committee may, prior to the lapse of the Incentive Stock Option under the circumstances described in subsections (3), (4) and (5) below, provide in writing that the Option will extend until a later date, but if an Option is so extended and is exercised after the dates specified in subsections (3) and (4) below or more than three months after termination of employment for any other reason, it will automatically become a Nonstatutory Stock Option:

(1) The expiration date set forth in the Award Certificate.

(2) The tenth anniversary of the Grant Date.

(3) Three months after termination of the Participant’s Continuous Status as a Participant for any reason other than the Participant’s Disability or death.

(4) One year after the termination of the Participant’s Continuous Status as a Participant by reason of the Participant’s Disability.

(5) One year after the Participant’s death if the Participant dies while employed, or during the three-month period described in paragraph (3) or during the one-year period described in paragraph (4) and before the Option otherwise lapses.

Unless the exercisability of the Incentive Stock Option is accelerated as provided in Article 14, if a Participant exercises an Option after termination of employment, the Option may be exercised only with respect to the Shares that were otherwise vested on the Participant’s termination of employment. Upon the Participant’s death, any exercisable Incentive Stock Options may be exercised by the Participant’s beneficiary, determined in accordance with Section 14.5.

(b) INDIVIDUAL DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the Grant Date) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00.

(c) TEN PERCENT OWNERS. No Incentive Stock Option shall be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary unless the exercise price per Share of such Option is at least 110% of the Fair Market Value per Share at the Grant Date and the Option expires no later than five years after the Grant Date.

(d) EXPIRATION OF AUTHORITY TO GRANT INCENTIVE STOCK OPTIONS. No Incentive Stock Option may be granted pursuant to the Plan after the day immediately prior to the tenth anniversary of date the Plan was adopted by the Board, or the termination of the Plan, if earlier.

(e) RIGHT TO EXERCISE. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant or, in the case of the Participant’s Disability, by the Participant’s guardian or legal representative.

(f) ELIGIBLE GRANTEES. The Committee may not grant an Incentive Stock Option to a person who is not at the Grant Date an employee of the Company or a Parent or Subsidiary.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1. GRANT OF STOCK APPRECIATION RIGHTS. THE COMMITTEE IS AUTHORIZED TO GRANT STOCK APPRECIATION RIGHTS TO PARTICIPANTS ON THE FOLLOWING TERMS AND CONDITIONS:

(a) RIGHT TO PAYMENT. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

(1) The Fair Market Value of one Share on the date of exercise; over

(2) The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of one Share on the Grant Date in the case of any Stock Appreciation Right related to an Incentive Stock Option.

(b) OTHER TERMS. All awards of Stock Appreciation Rights shall be evidenced by an Award Certificate. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Certificate.

ARTICLE 9

PERFORMANCE AWARDS

9.1. GRANT OF PERFORMANCE AWARDS. The Committee is authorized to grant Performance Shares, Performance Units or Performance-Based Cash Awards to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Shares or Performance Units granted to each Participant and to designate the provisions of such Performance Awards as provided in Section 4.3.

9.2. PERFORMANCE GOALS. The Committee may establish performance goals for Performance Awards which may be based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department or function within the Company or an Affiliate. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the participant in an amount determined by the Committee. The foregoing two sentences shall not apply with respect to a Performance Award that is intended to be a Qualified Performance-Based Award if the recipient of such award (a) was a Covered Employee on the date of the modification, adjustment, change or elimination of the performance goals or performance period, or (b) in the reasonable judgment of the Committee, may be a Covered Employee on the date the Performance Award is expected to be paid.

9.3. RIGHT TO PAYMENT. The grant of a Performance Share to a Participant will entitle the Participant to receive at a specified later time a specified number of Shares, or the equivalent cash value if the Committee so provides, if the performance goals established by the Committee are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance Unit to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash or other property, including Shares as determined by the

Committee, variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The grant of a Performance-Based Cash Award to a Participant will entitle the Participant to receive at a specified later time a specified dollar value in cash variable under conditions specified in the Award, if the performance goals in the Award are achieved and the other terms and conditions thereof are satisfied. The Committee shall set performance goals and other terms or conditions to payment of the Performance Awards in its discretion which, depending on the extent to which they are met, will determine the number and value of the Performance Awards that will be paid to the Participant.

9.4. OTHER TERMS. Performance Awards may be payable in cash, Stock, or other property in the discretion of the Committee, and have such other terms and conditions as determined by the Committee and reflected in the Award Certificate. For purposes of determining the number of Shares to be used in payment of a Performance Award denominated in cash but payable in whole or in part in Shares or Restricted Stock, the number of Shares to be so paid will be determined by dividing the cash value of the Award to be so paid by the Fair Market Value of a Share on the date of determination by the Committee of the amount of the payment under the Award, or, if the Committee so directs, the date immediately preceding the date the Award is paid.

ARTICLE 10

RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS

10.1. GRANT OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is authorized to make Awards of Restricted Stock or Restricted Stock Units to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. An Award of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Certificate setting forth the terms, conditions, and restrictions applicable to the Award.

10.2. ISSUANCE AND RESTRICTIONS. Restricted Stock or Restricted Stock Units shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, upon the satisfaction of performance goals or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Except as otherwise provided in an Award Certificate, the Participant shall have all of the rights of a shareholder with respect to the Restricted Stock, and the Participant shall have none of the rights of a shareholder with respect to Restricted Stock Units until such time as Shares of Stock are paid in settlement of the Restricted Stock Units.

10.3. FORFEITURE. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Continuous Status as a Participant during the applicable restriction period or upon failure to satisfy a performance goal during the applicable restriction period, Restricted Stock or Restricted Stock Units that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide in any Award Certificate that restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units.

10.4. DELIVERY OF RESTRICTED STOCK. Shares of Restricted Stock shall be delivered to the Participant at the time of grant either by book-entry registration or by delivering to the Participant, or a custodian or escrow agent (including, without limitation, the Company or one or more of its employees) designated by the Committee, a stock certificate or certificates registered in the name of the Participant. If physical certificates representing shares of Restricted Stock are registered in the name of the Participant, such certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

ARTICLE 11

DIVIDEND EQUIVALENTS

11.1 GRANT OF DIVIDEND EQUIVALENTS. The Committee is authorized to grant Dividend Equivalents to Participants with respect to Full Value Awards granted hereunder, subject to such terms and conditions as may be selected by the Committee. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of Shares of Stock subject to a Full Value Award, as determined by the Committee. The Committee may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional Shares of Stock, or otherwise reinvested.

ARTICLE 12

STOCK OR OTHER STOCK-BASED AWARDS

12.1. GRANT OF STOCK OR OTHER STOCK-BASED AWARDS. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation Shares awarded purely as a “bonus” and not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Parents or Subsidiaries. The Committee shall determine the terms and conditions of such Awards.

ARTICLE 13

QUALIFIED PERFORMANCE-BASED AWARDS

13.1. OPTIONS AND STOCK APPRECIATION RIGHTS . The provisions of the Plan are intended to ensure that all Options and Stock Appreciation Rights granted hereunder to any Covered Employee shall qualify for the Section 162(m) Exemption.

13.2. OTHER AWARDS . When granting an Award other than an Option or a Stock Appreciation Right, the Committee may designate such Award as a Qualified Performance-Based Award, based upon a determination that the recipient is or may be a Covered Employee with respect to such Award, and the Committee wishes such Award to qualify for the Section 162(m) Exemption. If an Award is so designated, the Committee shall establish performance goals for such Award within the time period prescribed by Section 162(m) of the Code based on one or more of the following Qualified Business Criteria, which may be expressed in terms of Company-wide objectives or in terms of objectives that relate to the performance of an Affiliate or a division, region, department, function or combination thereof within the Company or an Affiliate:

•	Revenue

•	Sales

•	Profit (net profit, gross profit, operating profit, economic profit, profit margins or other corporate profit measures)

•	Earnings (REIT taxable earnings, GAAP pre-tax earnings, GAAP net earnings, EBIT, EBITDA, earnings per share, or other corporate earnings measures)

•	Net income (before or after taxes, operating income or other income measures)

•	Cash (cash flow, cash generation or other cash measures)

•	Stock price or performance

•	Total shareholder return (stock price appreciation plus reinvested dividends divided by beginning share price)

•	Return measures (including, but not limited to, return on assets, capital, equity, or sales, and cash flow return on assets, capital, equity, or sales);

•	Market share

•	Improvements in capital structure

•	Expenses (expense management, expense ratios, efficiency ratios or other expense measures)

•	Business expansion or consolidation (acquisitions and divestitures)

•	Internal rate of return or increase in net present value

•	Loan origination efficiency measures

•	Customer satisfaction or retention measures

•	Associate satisfaction or retention measures

Performance goals with respect to the foregoing Qualified Business Criteria may be specified in absolute terms, in percentages, or in terms of growth from period to period or growth rates over time, as well as measured relative to an established or specially-created performance index of Company competitors or peers. Any member of a specially-created performance index that undergoes a corporate event or transaction of a kind described in Article 15 or that files a petition for bankruptcy during a measurement period shall be disregarded from and after such event. Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).

13.3. PERFORMANCE GOALS . Each Qualified Performance-Based Award (other than a market-priced Option or SAR) shall be earned, vested and payable (as applicable) only upon the achievement of performance goals established by the Committee based upon one or more of the Qualified Business Criteria, together with the satisfaction of any other conditions, such as continued employment, as the Committee may determine to be appropriate; provided, however, that the Committee may provide, either in connection with the grant thereof or by amendment thereafter, that achievement of such performance goals will be waived upon the death or Disability of the Participant, or upon a Change in Control. Performance periods established by the Committee for any such Qualified Performance-Based Award may be as short as three months and may be any longer period. In addition, the Committee may reserve the right, in connection with the grant of a Qualified Performance-Based Award, to exercise negative discretion to determine that the portion of such Award actually earned, vested and/or payable (as applicable) shall be less than the portion that would be earned, vested and/or payable based solely upon application of the applicable performance goals.

13.4. INCLUSIONS AND EXCLUSIONS FROM PERFORMANCE CRITERIA . The Committee may provide in any Qualified Performance-Based Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (a) asset write-downs or impairment charges; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

13.5. CERTIFICATION OF PERFORMANCE GOALS . Any payment of a Qualified Performance-Based Award granted with performance goals pursuant to Section 13.3 above shall be conditioned on the written certification of the Committee in each case that the performance goals and any other material conditions were satisfied. Except as specifically provided in Section 13.3, no Qualified Performance-Based Award held by a Covered Employee or by an employee who in the reasonable judgment of the Committee may be a Covered Employee on the date of payment, may be amended, nor may the Committee exercise any discretionary authority it may otherwise have under the Plan with respect to a Qualified Performance-Based Award under the Plan, in any manner to waive the achievement of the applicable performance goal based on Qualified Business Criteria or to increase the amount payable pursuant thereto or the value thereof, or otherwise in a manner that would cause the Qualified Performance-Based Award to cease to qualify for the Section 162(m) Exemption.

ARTICLE 14

PROVISIONS APPLICABLE TO AWARDS

14.1. TERM OF AWARD. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option exceed a period of ten years from its Grant Date (or, if Section 7.2(d) applies, five years from its Grant Date).

14.2. FORM OF PAYMENT FOR AWARDS. Subject to the terms of the Plan and any applicable law or Award Certificate, payments or transfers to be made by the Company or an Affiliate on the grant or exercise of an Award may be made in such form as the Committee determines at or after the Grant Date, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

14.3. LIMITS ON TRANSFER. No right or interest of a Participant in any unexercised or restricted Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or an Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or an Affiliate. No unexercised or restricted Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution; provided, however, that the Committee may (but need not) permit other transfers (other than transfers for value, as described in the General Instructions to Form S-8 under the 1933 Act) where the Committee concludes that such transferability (i) does not result in accelerated taxation, (ii) does not cause any Option intended to be an Incentive Stock Option to fail to be described in Code Section 422(b), and (iii) is otherwise appropriate and desirable, taking into account any factors deemed relevant, including without limitation, state or federal tax or securities laws applicable to transferable Awards.

14.4 BENEFICIARIES. Notwithstanding Section 14.3, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Certificate applicable to the Participant, except to the extent the Plan and Award Certificate otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s estate. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

14.5. COMPLIANCE WITH LAWS. All Stock issuable under the Plan is subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate or issue instructions to the transfer agent to reference restrictions applicable to the Stock.

14.6. ACCELERATION UPON DEATH OR DISABILITY OR RETIREMENT. Except as otherwise provided in the Award Certificate, upon the Participant’s death or Disability during his or her Continuous Status as a Participant, or upon the Participant’s Retirement, all of such Participant’ s outstanding Options, SARs, and other Awards in the nature of rights that may be exercised shall become fully exercisable and all restrictions on his or her outstanding Awards shall lapse. Any exercisable Awards shall thereafter continue or lapse in accordance with the other provisions of the Plan and the Award Certificate. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(c), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.7. SPECIFIED ACCELERATION EVENTS. An Award Certificate, applicable plan document, or separate agreement with a Participant may provide that some or all of a Participant’s outstanding Options, SARs and other Awards in the nature of rights that may be exercised shall become fully exercisable, or that some or all of the restrictions on a Participant’s outstanding Awards shall lapse, upon the occurrence of a specified future event, including but not limited to the occurrence of a Change of Control or the Participant’s employment being terminated in connection with a Change of Control.

14.8. ACCELERATION FOR OTHER REASONS. Regardless of whether an event has occurred as described in Section 14.6 or 14.7 above, and subject to Section 13.3 as to Qualified Performance-Based Awards, the Committee may in its sole discretion at any time determine that all or a portion of a Participant’s Options, SARs and other Awards in the nature of rights that may be exercised shall become fully or partially exercisable, and/or that all or a part of the restrictions on all or a portion of a Participant’s outstanding Awards shall lapse, in each case, as of such date as the Committee may, in its sole discretion, declare. The Committee may discriminate among Participants and among Awards granted to a Participant in exercising its discretion pursuant to this Section 14.8.

14.9 EFFECT OF ACCELERATION. If an Award is accelerated under Section 14.6 or Section 14.7, the Committee may, in its sole discretion, provide (i) that the Award will expire after a designated period of time after such acceleration to the extent not then exercised, (ii) that the Award will be settled in cash rather than Stock, (iii) that the Award will be assumed by another party to a transaction giving rise to the acceleration or otherwise be equitably converted or substituted in connection with such transaction, (iv) that the Award may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. To the extent that such acceleration causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(c), the excess Options shall be deemed to be Nonstatutory Stock Options.

14.10. TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A Participant’s Continuous Status as a Participant shall not be deemed to terminate (i) in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, or transfers from one Affiliate to another Affiliate, or (ii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the Company, a Parent or Subsidiary for purposes of Sections 424(e) and 424(f) of the Code, the Options held by such Participant shall be deemed to be Nonstatutory Stock Options.

14.11 SUBSTITUTE AWARDS . The Committee may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another entity who become employees of the Company or an Affiliate as a result of a merger or consolidation of the former employing entity with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the former employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

ARTICLE 15

CHANGES IN CAPITAL STRUCTURE

15.1. GENERAL. In the event of a corporate event or transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the authorization limits under Section 5.1 shall be adjusted proportionately, and the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. In addition, upon the occurrence of in anticipation of such an event, the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, or (v) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically be adjusted proportionately without any change in the aggregate purchase price therefor.

ARTICLE 16

AMENDMENT, MODIFICATION AND TERMINATION

16.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board or the Committee, (i) materially increase the number of Shares available under the Plan, (ii) expand the types of awards available under the Plan, (iii) materially expand the class of participants eligible to participate in the Plan, (iv) materially extend the term of the Plan, or (iv) otherwise constitute a material change requiring shareholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to shareholder approval; and provided further, that the Board or Committee may condition any other amendment or modification on the approval of shareholders of the Company for any reason, including by reason of such approval being necessary or deemed advisable to (i) permit Awards made hereunder to be exempt from liability under Section 16(b) of the 1934 Act, (ii) to comply with the listing or other requirements of an Exchange, or (iii) to satisfy any other tax, securities or other applicable laws, policies or regulations.

16.2. AWARDS PREVIOUSLY GRANTED. At any time and from time to time, the Committee may, without additional consideration, amend, modify or terminate any outstanding Award without approval of the Participant; provided, however:

(a) Subject to the terms of the applicable Award Certificate, such amendment, modification or termination shall not, without the Participant’s consent, reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment or termination (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment or termination over the exercise or base price of such Award);

(b) The original term of an Option may not be extended without the prior approval of the shareholders of the Company;

(c) Except as otherwise provided in Article 15, the exercise price of an Option may not be reduced, directly or indirectly, without the prior approval of the shareholders of the Company; and

(d) No termination, amendment, or modification of the Plan shall adversely affect any Award previously granted under the Plan, without the written consent of the Participant affected thereby. An outstanding Award shall not be deemed to be “adversely affected” by a Plan amendment if such amendment would not reduce or diminish the value of such Award determined as if the Award had been exercised, vested, cashed in or otherwise settled on the date of such amendment (with the per-share value of an Option or Stock Appreciation Right for this purpose being calculated as the excess, if any, of the Fair Market Value as of the date of such amendment over the exercise or base price of such Award).

ARTICLE 17

GENERAL PROVISIONS

17.1. SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE.

(a) Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent that any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award Certificate by reason the occurrence of a Change in Control or the Participant’s Disability or separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless (i) the circumstances giving rise to such Change in Control, Disability or separation from service meet the description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise. This provision does not prohibit the vesting of any Award or the vesting of any right to eventual payment or distribution of any amount or benefit under the Plan or any Award Certificate.

(b) Notwithstanding anything in the Plan or in any Award Certificate to the contrary, to the extent necessary to avoid the application of Section 409A of the Code, (i) the Committee may not amend an outstanding Option, SAR or similar Award to extend the time to exercise such Award beyond the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the Award would otherwise have expired if the Award had not been extended, based on the terms of the Award at the original Grant Date (the “Safe Harbor Extension Period”), and (ii) any purported extension of the exercise period of an outstanding Award beyond the Safe Harbor Extension Period shall be deemed to be an extension to the last day of the Safe Harbor Extension Period and no later.

17.2. NO RIGHTS TO AWARDS; NON-UNIFORM DETERMINATIONS. No Participant or any Eligible Participant shall have any claim to be granted any Award under the Plan. Neither the Company, its Affiliates nor the Committee is obligated to treat Participants or Eligible Participants uniformly, and determinations made under the Plan may be made by the Committee selectively among Eligible Participants who receive, or are eligible to receive, Awards (whether or not such Eligible Participants are similarly situated).

17.3. NO SHAREHOLDER RIGHTS. No Award gives a Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such person in connection with such Award.

17.4. WITHHOLDING. The Company or any Affiliate shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the Plan. If Shares are surrendered to the Company to satisfy tax obligations in excess of the minimum tax obligation, such Shares must have been held by the Participant as fully vested shares for such period of time, if any, as necessary to avoid the recognition of expense under generally accepted accounting principles. The Company shall have the authority to require a Participant to remit cash to the Company in lieu of the surrender of Shares for taxes if the surrender of Shares for such purpose would result in the Company’s recognition of expense under generally accepted accounting principles. With respect to withholding required upon any taxable event under the Plan, the Committee may, at the time the Award is granted or thereafter, require or permit that any such withholding requirement be satisfied, in whole or in part, by withholding from the Award Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee establishes.

17.5. NO RIGHT TO CONTINUED SERVICE. Nothing in the Plan, any Award Certificate or any other document or statement made with respect to the Plan, shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant ‘s employment or status as an officer, director or consultant at any time, nor confer upon any Participant any right to continue as an employee, officer, director or consultant of the Company or any Affiliate, whether for the duration of a Participant’s Award or otherwise.

17.6. UNFUNDED STATUS OF AWARDS. The Plan is intended to be an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Certificate shall give the Participant any rights that are greater than those of a general creditor of the Company or any Affiliate.

17.7. INDEMNIFICATION. To the extent allowable under applicable law, each member of the Committee shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense (including, but not limited to, attorneys fees) that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which such member may be a party or in which he may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by such member in satisfaction of judgment in such action, suit, or proceeding against him provided he gives the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

17.8. RELATIONSHIP TO OTHER BENEFITS. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any Affiliate unless provided otherwise in such other plan.

17.9. EXPENSES. The expenses of administering the Plan shall be borne by the Company or its Affiliates.

17.10. TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

17.11. GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

17.12. FRACTIONAL SHARES . No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

17.13. GOVERNMENT AND OTHER REGULATIONS.

(a) Notwithstanding any other provision of the Plan, no Participant who acquires Shares pursuant to the Plan may, during any period of time that such Participant is an affiliate of the Company (within the meaning of the rules and regulations of the Securities and Exchange Commission under the 1933 Act), sell such Shares, unless such offer and sale is made (i) pursuant to an effective registration statement under the 1933 Act, which is current and includes the Shares to be sold, or (ii) pursuant to an appropriate exemption from the registration requirements of the 1933 Act, such as that set forth in Rule 144 promulgated under the 1933 Act.

(b) Notwithstanding any other provision of the Plan, if at any time the Committee shall determine that the registration, listing or qualification of the Shares covered by an Award upon any Exchange or under any foreign, federal, state or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Award or the purchase or receipt of Shares thereunder, no Shares may be purchased, delivered or received pursuant to such Award unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any condition not acceptable to the Committee. Any Participant receiving or purchasing Shares pursuant to an Award shall make such representations and agreements and furnish such information as the Committee may request to assure compliance with the foregoing or any other applicable legal requirements. The Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to the Committee’ s determination that all related requirements have been fulfilled. The Company shall in no event be obligated to register any securities pursuant to the 1933 Act or applicable state or foreign law or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law, regulation or requirement.

17.14. GOVERNING LAW. To the extent not governed by federal law, the Plan and all Award Certificates shall be construed in accordance with and governed by the laws of the State of Georgia.

17.15 ADDITIONAL PROVISIONS. Each Award Certificate may contain such other terms and conditions as the Committee may determine; provided that such other terms and conditions are not inconsistent with the provisions of the Plan.

17.16. NO LIMITATIONS ON RIGHTS OF COMPANY. The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets. The Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under the Plan, to or with respect to any person. If the Committee so directs, the Company may issue or transfer Shares to an Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of the Plan.

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The foregoing is hereby acknowledged as being the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan as adopted by the Board and approved by the shareholders as of June 29, 2004. The Plan was further amended by the Board on February 23, 2006 and such amendments were approved by the shareholders on May __, 2006.

HOMEBANC CORP.

By:
Its:	General Counsel

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ADD 1		000000000.000 ext
ADD 2	Least Address Line	000000000.000 ext
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C 1234567890 J N T

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	123456 C0123456789	12345

☒ Please mark your votes as in this example.             PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

Proposals

The Board of Directors recommends a vote FOR the Election of 10 Directors.

1. Election of Directors

☐	To Vote FOR All Nominees	☐ To WITHHOLD Vote From All Nominees	01 -	☐	02 -	☐	03 -	☐	04 -	☐	05 -	☐

☐	For All Except -	To withhold a vote for a specific nominee, mark this box with an X and the appropriately numbered box on the right. See the list of nominees on reverse side for each nominee’s corresponding number.	06 -	☐	07 -	☐	08 -	☐	09 -	☐	10 -	☐

The Board of Directors recommends a vote FOR the following proposals.

		For	Against	Abstain
2.	To approve the amendments to the HomeBanc Corp. Amended and Restated 2004 Long-Term Incentive Plan.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as HomeBanc Corp.’s independent registered public accounting firm for 2006.	☐	☐	☐

This proxy will be voted as directed. If no direction is indicated, this proxy will be voted “FOR” the above nominees and “FOR” the proposal.

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

The undersigned acknowledges receipt with this proxy of a copy of the Notice of 2006 Annual Meeting of Shareholders and Proxy Statement dated April 20, 2006.

Please date this proxy and sign exactly as your name(s) appears on this proxy card. If common stock is held jointly, each owner must sign. When signing as attorney or in a fiduciary capacity, please give full title. A corporation must sign in full corporate name by an authorized officer. A partnership must sign in the partnership name by an authorized person.

Please vote, sign and date this proxy and promptly return it in the enclosed envelope whether or not you plan to attend the annual meeting. If you attend the annual meeting, you may revoke the proxy and vote the shares in person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)
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Proxy - HomeBanc Corp.

Proxy Solicited on Behalf of the Board of Directors

FOR THE 2006 ANNUAL MEETING OF SHAREHOLDERS—May 25, 2006

The undersigned hereby appoints Patrick S. Flood, Kevin D. Race and Charles W. McGuire, and each of them, proxies with full power of substitution for and in the name of the undersigned, to vote all shares of common stock of HomeBanc Corp. which the undersigned would be entitled to vote if personally present at the 2006 Annual Meeting of Shareholders to be held Thursday, May 25, 2006, 10:00 a.m. local time, at our corporate headquarters, 2002 Summit Boulevard, Atlanta, Georgia 30319, and at any adjournments thereof, upon the matters described in the accompanying Notice of 2006 Annual Meeting of Shareholders and Proxy Statement dated April 20, 2006 and upon any other business that may properly come before the meeting or any adjournments thereof.

The proxies are directed to vote or refrain from voting pursuant to the Proxy Statement as follows, and otherwise in their discretion upon all other matters that may properly come before the meeting or any adjournments thereof.

Election of Directors:

01. Patrick S. Flood	02. Kevin D. Race	03. Glenn T. Austin, Jr.	04. Lawrence W. Hamilton	05. Warren Y. Jobe

06. Joel K. Manby	07. Robert C. Patton	08. Bonnie L. Phipps	09. John W. Spiegel	10. James B. Witherow

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

Sign up to receive next year’s annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: www.computershare.com/expressvote
• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Eastern time, on May 25, 2006

THANK YOU FOR VOTING